Exhibit 7.1

Execution Version

Share Purchase Agreement

by and among:

Internet Gold – Golden Lines Ltd.
as Seller

B Communications Ltd.
as Company

and

Searchlight II BZQ, L.P.
as Purchaser A

T.N.R. Investments Ltd.
as Purchaser B
___________________________

Dated as of June 24, 2019
___________________________

Table of Contents

Page

1.	DEFINITIONS	2
2.	SALE AND PURCHASE OF SHARES; SUBSCRIPTION; CONTRIBUTION	11
3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY	13
4.	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER	18
5.	COVENANTS	22
6.	CONDITIONS PRECEDENT	28
7.	CLOSING	31
8.	TERMINATION	33
9.	MISCELLANEOUS	35

	EXHIBITS

	Exhibit A-1 – Commitment Letter
	Exhibit A-2 – Commitment Letter
	Exhibit A-3 – Sponsor Guarantee
	Exhibit A-4 – Sponsor Guarantee
	Exhibit B – Company Debt Modifications

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of June 24, 2019, by and among Internet Gold – Golden Lines Ltd., a company organized under the laws of the State of Israel, having its registered office at 2 Dov Friedman St., Ramat Gan, Israel (the “Seller”); B Communications Ltd., a company organized and existing under the laws of the State of Israel, with registration number 51-283274-2, having its registered office at 2 Dov Friedman St., Ramat Gan, Israel (the “Company”); Searchlight II BZQ, L.P., a Cayman Islands exempt limited partnership (“Purchaser A”); and T.N.R. Investments Ltd., a company organized and existing under the laws of the State of Israel (“Purchaser B”, and together with Purchaser A, the “Purchasers”;  each of them a “Purchaser”) (each of the Seller, the Company and the Purchasers are referred to herein as a “Party” and together as the “Parties”).

RECITALS

WHEREAS, the Seller is the beneficial and record owner of 19,363,396 ordinary shares (as may be increased pursuant and subject to Section 2.2(c), the “Purchased Shares”), par value NIS 0.1 per share of the Company (“Ordinary Shares”), which Ordinary Shares are listed for trading on the Nasdaq Global Select Market (the “Nasdaq”) and on the Tel-Aviv Stock Exchange (the “TASE”) and which Ordinary Shares are held by the Seller in accordance with a control permit issued by the Israeli Minister of Communications and the Israeli Finance Minister (the “Ministers”), dated April 13, 2010 (the “Current Control Permit”);

WHEREAS, the Purchasers desire to purchase from the Seller all of the Purchased Shares, which represent, as of the date hereof, approximately 51.95% of the Issued and Outstanding Share Capital of the Company (as defined herein), for an aggregate purchase price equal to the Seller Purchase Price (as defined below), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller desires to sell the Purchased Shares to the Purchasers upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Purchasers wish to subscribe for the Purchaser Subscribed Shares (as defined herein) for an aggregate purchase price of NIS 260,000,000 (the “Company Purchase Price”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller wishes to subscribe for the Seller Subscribed Shares (as defined herein) for an aggregate purchase price of NIS 35,000,000 (as may be reduced pursuant to the proviso in Section 2.4(a), the “Share Contribution Amount”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller wishes to subscribe for the Seller Subscribed Debentures (as defined herein) for an aggregate purchase price of NIS 310,000,000 (the “Debenture Contribution Amount”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of T.N.R. Real Estate Properties Ltd. (an entity controlled by the Fuhrer family) (“Local Sponsor”) and Searchlight Capital II, L.P. and Searchlight Capital II PV, L.P. (each, a “Sponsor”) has provided to Purchaser A and Purchase B, respectively, the Commitment Letters (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, each Sponsor has provided the Company and the Seller the limited guarantee, attached hereto as Exhibit A-3 and Exhibit A-4, respectively (the “Sponsors’ Guarantee”); and

WHEREAS, prior to entering into this Agreement, representatives of the Purchasers have approached the Israeli Ministry of Communication, inter alia, for the purpose of commencing discussions with respect to the aforementioned sale and purchase of the Purchased Shares.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and intending to be legally bound hereby, the Parties agree and undertake as follows:

1.	DEFINITIONS

1.1          For purposes of this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms.

“Acquisition Proposal” means any proposal, inquiry or offer with respect to (i) a direct or indirect sale, transfer, exchange, pledge, investment in, acquisition of, or other transaction involving the Purchased Shares or any part thereof or any other Equity Securities or debt securities of any of the BComm Companies (including reorganization, debt restructuring, debt refinancing, creditors arrangement or other similar transaction), including as a result of a tender offer with respect to Equity Securities of the Company, (ii) a direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of a material portion of the assets or a business of the Seller or the BComm Companies, (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Seller or any of the BComm Companies, or (iv) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement, in each case, whether initiated, sponsored, conducted, supervised, requested, required or mandated by the Seller, the Company, any of their Affiliates or any other Person.

“Additional Company Purchase Price” means an amount in NIS equal to (a) the number of Unsubscribed Shares, multiplied by (b) the Subscription Price Per Share.  For clarity (and without limiting anything contained in this Agreement), in no event shall the Additional Company Purchase Price exceed an aggregate amount of NIS 35,000,000.

“Additional Equity Offering” means as defined in Section 5.7(a).

“Additional Purchaser Subscribed Shares” means as defined in Section 2.3(c).

“Additional Subscription Shares” means as defined in Section 5.7(a).

“Adjustment Subscribed Shares” means as defined in Section 2.3(a).

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, however, that, for the purposes of this Agreement and the transactions contemplated hereby, in no event shall Purchaser A be considered an “Affiliate” of, or “Affiliated” with, any portfolio company (as such term is customarily used in the private equity industry) of investment funds or investment vehicles advised or managed (directly or indirectly) by Searchlight Capital Partners, L.P.

“Agreement” means as defined in the Preamble.

“Antitrust Clearance” means approval of the transactions contemplated by this Agreement by the Competition Authority of the State of Israel, in accordance with the provisions of the Antitrust Law.

“Antitrust Law” means the Antitrust Law, 5748-1988, of the State of Israel.

“Available Cash” means the amount of freely available cash of the Company as of immediately prior to the Closing.  Such Cash Amount shall reflect the impact of, be calculated net of, and be reduced by, the aggregate amount of all Transaction Expenses incurred or otherwise payable by any of the BComm Companies (to the extent not paid prior to the Closing) whether or not due as of the Closing; provided, however, that the calculation of Available Cash shall not be reduced by the amount paid in settlement of any Proceeding that (and solely to the extent such settlement) was expressly approved in advance and in writing by Purchaser A (in its sole and absolute discretion).

“BComm Companies” means the Company, SP1 and SP2 together; and each of them, a “BComm Company”.

“Bezeq” means as defined in the Recitals.

“Bezeq Designated Directors” means as defined in Section 5.5(b).

“Bezeq Shares” means 728,373,713 ordinary shares of Bezeq, par value NIS 1.00 each, which are owned by the Company, SP1 or SP2 (and no other Persons).

“Burdensome Condition” means as defined in Section 5.1(f).

“Business Day” means any day (other than Saturday and Sunday) on which commercial banks are generally open for business both in the State of Israel and in New York City, New York, USA.

“Cash Shortfall” means (a) NIS 695,000,000 minus (b) the Available Cash; provided that if the Cash Shortfall is a negative number, for the purposes of this Agreement the Cash Shortfall shall be deemed to equal zero (0).

“Closing” means as defined in Section 7.1.

“Closing Date” means as defined in Section 7.1.

“Commitment Letters” commitment letters by each of the Sponsors, enforceable by the Seller and the Company against the Sponsors in accordance with their respective terms, attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

 “Communications Law” means the Communications Law (Telecommunications and Broadcasting), 5742-1982, as amended from time to time.

“Communications Order” means the Communications Order (Telecommunications and Broadcasts) (Determination of Essential Services Provided by “Bezeq” The Israeli Telecommunications Corp., Ltd.), 5757-1997, as amended from time to time.

“Companies Law” means the Companies Law, 5759-1999.

“Company” means as defined in the Recitals.

“Company Debt Modifications” means the debt modifications provided in Exhibit B.

“Company Designated Directors” means as defined in Section 5.5(a).

“Company Liability Cap” means an amount equal to NIS 26,000,000.

“Company Owned Securities” means as defined in Section 3.1(c)(ii).

“Company Purchase Price” means as defined in the Recitals.

“Company Series B Debenture” means Series B Debentures issued by the Company on September 21, 2010, as amended from time to time,

“Company Series C Debenture” means Series C Debentures issued by the Company on September 18, 2016, January 16, 2017 and January 23, 2018, respectively, as amended from time to time.

“Company Shareholders Meeting” means as defined in Section 5.9.

“Consent” means any Permit, approval, consent, ratification, waiver, or other authorization of or by, qualification, registration, designation or filing with any Person, including without limitation, any Governmental Body.

“Contract” means any legally binding agreement, contract, purchase order, lease, option, license, instrument, mortgage, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied), including all exhibits and schedules thereto and any and all amendments and modifications thereto.

“Control” means the ability, whether directly or indirectly, to direct (or cause the direction of) the activities, management or policies of the relevant entity, including, the holding of (i) more than 50% of the issued and outstanding share capital of the relevant entity, (ii) such share capital as carries directly or indirectly more than 50% of the shareholders’ votes in a general meeting of the relevant entity, (iii) the ability to appoint or elect more than 50% of the directors or equivalent body of such entity, or (iv) the right to receive more than 50% of dividends which may be distributed by the relevant entity.

“Control Permit” means a control permit in Bezeq to be issued by the Israeli Minister of Communications and the Israeli Prime Minister (or a person authorized by the Prime Minister for such purpose) to the Purchasers in accordance with the Communication Law and the Communication Order (including the Council Recommendation).

“Council Recommendation” means (i) a positive recommendation by the Cable and Satellite Council to the Minister of Communications of the State of Israel to approve the indirect transfer of control and means of control in the wholly owned subsidiary of Bezeq, D.B.S. Satellite Services 1998 Ltd. (also known by its commercial name “Yes”), and (ii) approval issued by the Israeli Minister of Communications to the Purchasers in accordance with the communication regulation (Telecommunications and Broadcasts) (Procedures and Conditions for Granting a Satellite Broadcasting License), 5758-1998.

“Court” means the Tel Aviv District Court.

“Court Approval” means unconditional approval by the Court that does not include a  provision stating that it is subject to any further consent by any third party other than the Israeli Ministry of Communications, of the transactions contemplated by this Agreement (without any revisions, modifications or qualifications) as a creditors arrangement and, to the extent required, as a shareholders arrangement pursuant to Section 350 of the Companies Law, including (i) the sale and issuance of the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares,  the Additional Purchaser Subscribed Shares (if any) and the Election Subscribed Shares (if any), (ii) the adoption of the Company Debt Modifications, (iii) the sale and issuance of the Seller Subscribed Shares and the Seller Subscribed Debentures and the Series D Debentures, (iv) the sale of the Purchased Shares, and (v) a waiver and exemption, with respect to any act or omission taken by any of the Relevant Parties in connection with this Agreement and the transaction contemplated hereby.

“Current Control Permit” means as defined in the recitals.

“Debenture Contribution Amount” means as defined in the recitals.

“Effect” means as defined in the definition of “Material Adverse Effect” in Section 1.1.

“Election Purchase Price” means as defined in Section 2.3(d).

“Election Subscribed Shares” means as defined in Section 2.4(a).

“Eligible Shareholders” means as defined in Section 5.7(a).

“Employee Body” means any labor union, labor association, labor organization, work council, trade union, or other representative of employees.

 “Encumbrance” means any encumbrance, lien, mortgage, charge, option, purchase right, pledge, hypothecation, preemption right, security interest, right of first refusal, transfer restriction, or other rights of third parties, other than (i) Encumbrances arising under the provisions of the Communications Law and the Communications Order; (ii) Encumbrances arising under the Current Control Permit or the Control Permit; (iii) Encumbrances included in the Organizational Documents of the Company as of the date of this Agreement; (iv) Encumbrances arising under the Company Series B Debentures or the Company Series C Debentures and (v) any transfer restrictions under applicable securities Legal Requirements.

“End Date” means November 24, 2019; provided that, in the event Purchaser A has provided a notice that it will not consummate the Closing due to the occurrence of a Material Adverse Effect, the End Date shall be December 10, 2019.

“Equity Securities” of any Person (other than an individual) means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options to directly or indirectly subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) any and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

“Financing Commitment” means the commitment from the Sponsors to provide funds to the Purchasers at the Closing to pay the Seller Purchase Price, the Company Purchase Price, the Additional Company Purchase Price (if payable under this Agreement) and the Election Purchase Price (if payable under this Agreement), as set forth in, and subject to the terms and conditions of, the Commitment Letters.

“Governmental Body” means any Israeli, U.S. or other federal, state, local, municipal, foreign or other governmental body, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction in which the BComm Companies, the Purchasers, the Seller or their respective subsidiaries (including Bezeq and its subsidiaries) (as the case may be) have been incorporated or are conducting business or that otherwise have jurisdiction thereon (including without limitation, any governmental agency, board, bureau, branch, department, official, or entity and any court, arbitrator or other tribunal), including self-regulated organizations or other non-governmental regulatory or quasi-governmental authorities and any national securities exchange or interdealer quotation system.

“Horev Claim” means Derivative Action 47621-07-16 Horev v. B Communications Ltd., et. al. pending in the Tel Aviv District Court.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board as in effect from time to time.

“Interim Period” means as defined in Section 5.2(a).

“ISA” means the Israel Securities Authority.

“Israeli Securities Law” means the Israeli Securities Law 5728-1968, as amended and the rules and regulations promulgated thereunder from time to time.

“Issued and Outstanding Share Capital of the Company” means the total number of issued and outstanding Ordinary Shares (excluding any Ordinary Shares owned by the Company).

“Knowledge of the Company” means the actual knowledge of (i) the chairman of the board of directors of the Company, (ii) the chief executive officer of the Company or (iii) the chief financial officer of the Company, in each case, as such positions are held as of the date hereof, in their capacity as office holders of the Company.

“Knowledge of the Seller” means the actual knowledge of (i) the chairman of the board of directors of the Seller,  (ii) the chief executive officer of the Seller or (iii) the chief financial officer of the Seller, in each case, as such positions are held as of the date hereof, in their capacity as office holders of the Seller.

“Legal Requirement” means any Israeli, U.S. or other federal, state, local, municipal, foreign, international, multinational, or other statute, law, code, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other mandatory requirement of any Governmental Body (and including the applicable rules of any national securities exchange or interdealer quotation system, including the TASE and Nasdaq).

“Local Sponsor” means as defined in the Recitals.

“Losses” means as defined in Section 9.3(b).

“Material Adverse Effect” means any change, event, occurrence, fact, effect or circumstance  (each, an “Effect”) that, individually or taken together with all other Effects, has had, or will have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the BComm Companies and their respective subsidiaries (including Bezeq and its subsidiaries), taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) any changes in Israeli economic conditions, (ii) any general changes in conditions affecting the industries in which Bezeq or its subsidiaries operate, (iii) any change in the market price or trading volume of the Ordinary Shares or shares of the Company or Bezeq on the Nasdaq or TASE (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Effect underlying such change in the market price or trading volume has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect), (iv) any change in the credit rating or the credit outlook of the Company or Bezeq or its subsidiaries (provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any Effect underlying such change in the credit rating has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect), (v) any regulatory, legislative or political conditions or changes, in each case, generally affecting the industries in which Bezeq or its subsidiaries operate in the State of Israel, including actual or anticipated results of elections, (vi) any failure, in and of itself, by any of the BComm Companies or Bezeq or its subsidiaries to meet any internal or published plans, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect), (vii) any adverse Effect resulting from the negotiation, execution or delivery of this Agreement or the public announcement of this Agreement, (viii) any changes in IFRS or in laws applicable to the Company or Bezeq or its subsidiaries or the repeal, enforcement or interpretation thereof, (ix) accounting reserves or expenses directly in connection with severance payments in respect of workforce reductions, (x) any general geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), terrorism or military actions, (xi) any change resulting from acts of God, (xii) any Effect resulting from the impairment for write-down of certain tax assets, including the tax asset of Bezeq associated with the activities of D.B.S. Satellite Services (1998) Ltd., in an aggregate amount not to exceed NIS 1,200,000,000, (xiii) any Effect resulting from investigations conducted by a Governmental Body as of the date hereof against the BComm Companies and their subsidiaries (including Bezeq and its subsidiaries) that, in each case of this clause (xiii), were disclosed in the Public Filings (provided that the exception in this clause (xiii) shall not prevent or otherwise affect a determination that any Effect underlying such investigations has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect); or (xiv) organized labor actions undertaken by Employee Bodies of Bezeq or its subsidiaries; provided, however, that any Effect set forth in the foregoing clauses (i), (ii), (v), (viii) or (x) may be taken into account in determining whether there has been, is or could be a Material Adverse Effect if such Effect has a disproportionate adverse effect on the Company and its subsidiaries (including Bezeq and its subsidiaries), taken as a whole, relative to other Persons similarly situated; provided, further, for clarity, that the so-called “structural separation” imposed by the Israeli Ministry of Communications as and to the extent in effect as of the date of this Agreement (expressly excluding any amendments, changes, expansions or other modifications thereto, or changes or in the enforcement or interpretation thereof), in and of itself, shall not constitute a Material Adverse Effect.  For clarity, solely for the purpose of this definition of “Material Adverse Effect” (and no other purposes), an Effect that (individually or together with any other Effects) would reasonably be considered by a buyer of a business or enterprise (taken as a whole) as representing a diminution in the value of such business or enterprise (taken as a whole) of less than twenty five (25%), would not be considered as a material adverse effect for the purposes of this definition of “Material Adverse Effect”.

“Ministers” means as defined in the Recitals.

“Nasdaq” means as defined in the Recitals.

“Non-Recourse Parties” means as defined in Section 9.18.

“Order” means any award, decision, injunction, judgment, order, Permit, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

“Ordinary Shares” means as defined in the Recitals.

“Organizational Documents” means, with respect to any entity, its certificate of incorporation, organization or formation, memorandum of association, articles of association, by-laws, or other charter or governing documents, and any amendments thereto.

“Party” or “Parties” means as defined in the Preamble.

“Permit” means any permit, license, variance, franchise, approval, certificate, consent, waiver, concession, exemption, Order, registration, notice, filing or other authorization issued by, filed with, or obtained from any Governmental Body.

“Person” means any individual, corporation, general or limited partnership, limited or unlimited liability company, joint venture, estate, trust, incorporated or unincorporated association, firm, organization, labor union, or other entity or Governmental Body.

“Pro Rata Share” means (a) with respect to Purchaser B, the percentage specified in a written notice delivered by Purchaser A to the Company and the Seller at least three (3) Business Days prior to the Closing Date (the “Specified Percentage”); provided that (i) the Specified Percentage shall be no less than 13% and not greater than 19%, and (ii) if no such notice has been provided by Purchaser A prior to or on the date that is three (3) Business Days prior to the Closing Date, the Specified Percentage shall equal 19%, or (b) with respect to Purchaser A, a percentage equal to (x) 100% minus (y) the Specified Percentage.

“Proceeding” means any written claim, demand, summon, subpoena, order to show cause, action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, regulatory or investigative) commenced, brought, conducted, or heard by or before any court or other Governmental Body.

“Public Filings” means the reports, schedules, forms, statements and other documents filed by the Company or Bezeq with the SEC or the ISA, as applicable, and publically available at least two (2) Business Days prior to the date of this Agreement.

“Purchased Shares” means as defined in the Recitals.

“Purchaser A” means as defined in the Preamble.

“Purchaser B” means as defined in the Preamble.

“Purchaser Election” means as defined in Section 2.4(a).

“Purchaser Liability Cap” means an amount equal to NIS 30,000,000.

“Purchaser Subscribed Shares” means as defined in the Section 2.3(b).

“Representative” means as defined in Section 5.3(a).

“Relevant Parties” means the directors and officers of the Seller and the Company, and the bondholders of the Seller and the Company, bondholder’s trustees, bondholders representative bodies, bondholder financial consultants and legal counsel, in each case, solely in their capacity as such.

“Restricted Matters” means, with respect to any Person, any of the following actions, effects or things: (a) issuance, sale, disposition of, grant, delivery, Encumbrance, or agreement, authorization, or commitment to the issuance, sale, disposition of, grant, delivery, or Encumbrance by such Person (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any of its Equity Securities or debt securities (other than, solely in the case of Bezeq, issuance of Equity Securities of Bezeq pursuant to employee benefit plans disclosed in the Public Filings), (b) split, combination, subdivision, reclassification or redemption, repurchase or other acquisition by such Person of, directly or indirectly, any of such Person’s Equity Securities, (c) with respect to any BComm Company, declaration, set aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of such Person’s Equity Securities, or any other actual, constructive or deemed distribution in respect of such Person’s Equity Securities, (d) amendment, replacement or other modification of such Person’s Organizational Documents; provided that the Company may, to the extent approved by the Court (in a decision the execution of which was not stayed) to amend its Organizational Documents only to the extent necessary to increase its authorized share capital and for no other purpose, (e) approval, proposal or adoption of, or other agreement by such Person to, a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization, (f) settlement of any pending or threatened derivative or class action brought against such Person; provided that the Company, subject to all applicable Legal Requirements, may settle the Horev Claim solely to the extent that such settlement does not impose or would result in any liabilities or obligations (monetary or otherwise, including any direct or indirect payment obligations or liabilities) to or of any of the BComm Companies (whether or not covered by insurance, and including under any D&O or other insurance policies maintained by or for the benefit of any of the BComm Companies), (g) settlement of any other material Proceeding, (h) entry into, amendment or other modification to any Contract with any controlling shareholder of such Person, other than termination of any such Contract without any liability or obligations to any of the BComm Companies or their respective subsidiaries, or (i) with respect to any BComm Company, (1) incurrence or assumption of, or amendment or other modification to, any Contract or other instrument evidencing, any long-term or short-term debt for borrowed monies or issuance of, or amendment or modification to the terms of, any debt securities by such Person (including the Company Debt Modifications), (2) assumption, guarantee or endorsement of, or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (3) the making of any loans, advances or capital contributions to or investments in any other Person, or (4) mortgaging or pledging any of such Person’s assets, tangible or intangible, or creation any Encumbrances thereupon (other than the Company Debt Modifications).

“RTP Law” means the Israeli Restrictive Trade Practices Law, 5748-1988, as amended from time to time, and any rules, regulations or guidelines promulgated thereunder.

“Sale Process” means all matters, whether occurring before, on or after the date of this Agreement, relating, directly or indirectly, to the sale of any interest in the Seller or any of the BComm Companies or any of their respective assets, including any arrangement with their respective bondholders and other creditors or other debt restructuring (and review of strategic alternatives with respect to any such transactions), and all activities in connection therewith, including matters relating to: (a) the solicitation of proposals from, and negotiating with, third parties, including the Purchasers, and (b) the drafting and negotiation of any of the provisions of any of the Transaction Documents.

“SCP Entity” means any of the investment funds or investment vehicles advised or managed (directly or indirectly) by Searchlight Capital Partners, L.P. or any of their respective portfolio companies (as such term is customarily used in the private equity industry).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

“Securities Laws” means the Israeli Securities Law, the Exchange Act and the Securities Act.

“Seller” means as defined in the Preamble.

 “Seller Contribution Amount” means the Share Contribution Amount and the Debenture Contribution Amount.

“Seller Liability Cap” means an amount equal to NIS 22,500,000.

“Seller Purchase Price” means an amount of NIS 225,000,000 (two hundred twenty five million New Israeli Shekels).

“Seller Subscribed Debentures” means NIS 310,000,000 par value of Series C Debentures issued to the Seller by the Company by way of an expansion of the existing Series C Debentures, through a private placement.

“Seller Subscribed Shares” mean as defined in Section 2.4.

“Share Contribution Amount” means an defined in the recitals.

“Share Pledge” means as defined in Section 5.1(g).

“Series D Debentures” means a new series of Company debentures, in an aggregate amount of NIS 58,000,000 par value, to be issued by the Company at the Closing, having identical terms and conditions to those of the Company Series C Debenture, with the following exception: Within seven (7) days following the date on which 90% of the aggregate amount of dividends distributed by Bezeq to (and retained by) the Company following the Closing Date equals at least the principal amount of the Series D Debentures, the Company will issue an immediate report calling for a full prepayment of the Series D Debentures, which prepayment will be made in accordance with the terms of the applicable deed of trust.

“Shareholders Approval” means as defined in Section 5.9.

“SP1” means B Communications (SP1) Ltd., an Israeli limited company.

“SP1 Bezeq Shares” means as defined in Section 3.1(c)(ii).

“SP1 Securities” means as defined in Section 3.1(c)(ii).

“SP2” means B Communications (SP2) Ltd., an Israeli limited company.

“SP2 Bezeq Shares” means as defined in Section 3.1(c)(ii).

“SP2 Securities” means as defined in Section 3.1(c)(ii).

“Sponsor” means as defined in the Recitals.

“Sponsors’ Guarantee” means as defined in the Recitals.

“Subscription Price Per Share” means NIS 4.175.

“TASE” means as defined in the Recitals.

“Transaction Documents” means (i) this Agreement, (ii) the Commitment Letters, (iii) the Sponsors’ Guarantee, and (iv) the other documents, agreements, exhibits, schedules, statements or certificates being executed and delivered by the Seller, the Company or the Purchasers in connection with this Agreement and the transactions contemplated hereby.

“Transaction Expenses” means any of the BComm Companies’ fees, costs and expenses incurred or payable by the BComm Companies (including on behalf of their respective bondholders) in connection with the Sale Process (including the consideration, preparation, negotiation, execution, and performance of this Agreement, the Company Debt Modifications or the transactions contemplated hereby or thereby) or otherwise pursuant to the Company Series B Debentures or Company Series C Debentures, including all fees, costs and expenses of trustees, bankers, agents, representatives, counsel, accountants, economic advisors, or other advisors or representative, and including any such amounts incurred or payable by the BComm Companies on behalf of any other Person.

“Unsubscribed Shares” means as defined in Section 5.7(c).

“Withholding Tax Certificate” means as defined in Section 2.2(e).

2.	SALE AND PURCHASE OF SHARES; SUBSCRIPTION; CONTRIBUTION

2.1          Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to each Purchaser, and each Purchaser shall purchase and accept from the Seller, its Pro Rata Share of all (but not part) of the Purchased Shares, free and clear of any Encumbrances.

2.2          Seller Purchase Price.

(a)          The aggregate purchase price of the Purchased Shares is the Seller Purchase Price.

(b)          [RESERVED].

(c)          [RESERVED].

(d)          [RESERVED].

(e)          Each Purchaser shall pay its Pro Rata Share of the Seller Purchase Price in New Israeli Shekels, and shall, from any consideration payable hereunder by the Purchasers, only withhold or deduct any taxes under Israeli law as provided in the valid withholding tax certificate provided by the Seller or the Company, as applicable, to the Purchasers not less than three (3) Business Days prior to the Closing Date (the “Withholding Tax Certificate”); provided, however, that (i) such Withholding Tax Certificate will be in a form reasonably acceptable to Purchaser A, and (ii) if the Withholding Tax Certificate shall not have been provided, expired or ceased to be valid for any other reason, prior to the Closing, then the Purchasers shall deduct and withhold taxes from any such consideration payable by the Purchasers to the Seller hereunder as required by applicable Legal Requirements, unless and to the extent the Seller or the Company, as applicable, provides the Purchasers with a valid certificate issued by the Israel Tax Authority, at least three (3) Business Days prior to the applicable payment date, exempting the Purchasers from withholding tax from payments made under this Agreement or setting a lower withholding tax rate (in which case the Purchasers shall deduct and withhold an amount in accordance therewith). All amounts so deducted and withheld by the Purchasers shall be treated for all purposes of this Agreement as having been paid to the applicable payee.

2.3          Purchaser Subscription.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue, free and clear of all Encumbrances:

(a)          To the Purchasers (allocated among them pro-rata, based on their respective Pro Rata Share), such number of newly issued Ordinary Shares (the “Adjustment Subscribed Shares”) equal to (i) the Cash Shortfall, divided by (ii) Subscription Price Per Share (rounded up to the nearest whole number) at no additional consideration (for the avoidance of doubt, nothing in this Section 2.3(a) of otherwise shall limit or otherwise affect Purchaser A’s rights pursuant to Section 6.2(i));

(b)          To the Purchasers (allocated among them pro-rata, based on their respective Pro Rata Share), 62,275,450 newly issued Ordinary Shares (the “Purchaser Subscribed Shares”) in exchange for the Company Purchase Price;

(c)          To Purchaser A, if the amount of the Unsubscribed Shares is greater than zero (0), additional newly issued Ordinary Shares in an amount equal to the Unsubscribed Share (the “Additional Purchaser Subscribed Shares”) in exchanged for the Additional Company Purchase Price; and

(d)          To Purchaser A, if Purchaser A has made the Purchaser Election, the Election Subscribed Shares in exchange for NIS 35,000,000 (the “Election Purchase Price”)

2.4          Seller Contribution.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)          The Seller shall pay to the Company the Share Contribution Amount in exchange for the issuance by the Company to the Seller of 8,383,234 newly issued Ordinary Shares (as may be adjusted pursuant to the proviso in this Section 2.4(a), the “Seller Subscribed Shares”), free and clear of all Encumbrances and any transfer restrictions under applicable Legal Requirements; provided, however, that notwithstanding anything herein to the contrary, in the event that the Seller (x) is unable to satisfy its obligations pursuant to this Section 2.4(a) at the Closing if the Closing were then to occur, or (y) otherwise failed to satisfy its obligations pursuant to this Section 2.4(a), then, in each case, Purchaser A may (but shall not be obligated to) elect (in its sole and absolute discretion, the “Purchaser Election”), to subscribed for such 8,383,234 newly issued Ordinary Shares in lieu of the Seller (the “Election Subscribed Shares”) for the Election Purchase Price, and if such Purchaser Election has been made (i) the Seller Subscribed Shares shall equal zero (0) (and the Seller shall have no rights or obligations in respect thereof nor shall any of the Parties have any claim towards the Seller in connection with such related reduction of the Seller Subscribed Share), and (ii) the Share Contribution Amount shall be reduced to zero (0); and

(b)          The Seller shall pay to the Company the Debenture Contribution Amount in exchange for the issuance by the Company to the Seller of the Seller Subscribed Debentures, free and clear of all Encumbrances and any transfer restrictions under applicable Legal Requirements.

2.5           [RESERVED].

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

3.1          The Seller represents and warrants to each of the Purchasers that the statements contained in this Section 3.1 are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date:

(a)          Organization, Corporate Power and Qualification.  The Seller is a public company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to (a) conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, and (b) execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the satisfaction of the conditions to Closing, to consummate the transactions and perform its obligations contemplated hereby and thereby (including the right, authority and power to sell, assign and transfer the Purchased Shares to the Purchasers in accordance with the terms of this Agreement). The Company is a public company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Each of SP1 and SP2 is a private limited company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to  conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

(b)          Authorization; Binding Agreement.  All corporate action on the part of the Seller necessary or required for the authorization, execution, delivery and performance of all its obligations under this Agreement and any other Transaction Document to which Seller is a party have been duly and validly taken, and (subject to obtaining the required approvals under Section 350 of the Companies Law) no other proceedings or Consents (including of Eurocom Communications Ltd., or any creditors or liquidators thereof or any other Governmental Body) on the part of the Seller are necessary or required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party and the consummation by the Seller of the transactions contemplated hereby or thereby. This Agreement is duly and validly executed and delivered by the Seller, and constitutes the valid and legally binding obligations of the Seller, legally enforceable against the Seller in accordance with its terms subject to bankruptcy, insolvency, reorganization and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Title and Ownership.

(i)          The Seller is the holder and sole record, legal and beneficial owner of the Purchased Shares and has good, valid and marketable title to the Purchased Shares; and the Purchased Shares are fully paid, non-assessable and free and clear of all Encumbrances. There are no Contracts to which the Seller is a party (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) or Orders which (i) obligate (or would obligate, upon the occurrence of any event) the Seller to sell, transfer, purchase or otherwise dispose of or acquire any Equity Securities of any BComm Company, or (ii) would restrict the Seller from selling, transferring, or otherwise disposing of, directly or indirectly, any Equity Securities of  the Company, other than the Current Control Permit.

(ii)          The Company is the holder and sole record, legal and beneficial owner of (i) all of the Equity Securities of SP1 (the “SP1 Securities”), and (ii) 14,204,153 of the Bezeq Shares (the Equity Securities described in the foregoing clauses (i) and (ii), collectively, the “Company Owned Securities”).  The Company has good, valid and marketable title to the Company Owned Securities; and the Company Owned Securities are fully paid, non-assessable and free and clear of all Encumbrances (other than Encumbrances expressly contemplated by the Current Control Permit).  There are no Contracts to which any of the BComm Companies is a party or by which any of them is bound (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) or Orders which (i) obligate or would obligate the Company or any of its Affiliates to sell, transfer, purchase, or otherwise dispose of or acquire any Company Owned Securities or any other Equity Securities of Bezeq, SP1 or SP2 or any of their respective subsidiaries, or (ii) would restrict any of the BComm Companies from selling, transferring, purchasing, or otherwise disposing of or acquiring any of the Company Owned Securities or any other Equity Securities of SP1, SP2 or Bezeq, other than the Current Control Permit.  SP1 is the holder and sole record, legal and beneficial owner of (1) all of the Equity Securities of SP2 (the “SP2 Securities”), and (2) none of the Bezeq Shares (the “SP1 Bezeq Shares”), and SP2 is the holder and sole record, legal and beneficial owner of 714,169,560 of the Bezeq Shares (the “SP2 Bezeq Shares”).  SP1 has good, valid and marketable title to the SP2 Securities and the SP1 Bezeq Shares; and the SP2 Securities and the SP1 Bezeq Shares are fully paid, non-assessable and free and clear of all Encumbrances.  SP2 has good, valid and marketable title to the SP2 Bezeq Shares; and the SP2 Bezeq Shares are fully paid, non-assessable and free and clear of all Encumbrances.  There are no Contracts to which any of the BComm Companies is a party or by which any of them is bound (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) or Orders which (I) obligate or would obligate any of SP1 or SP2 to sell, transfer, purchase, or otherwise dispose of or acquire any Equity Securities of its subsidiaries or Equity Securities of Bezeq or any of its subsidiaries, or (II) would restrict any SP1 or SP2 from selling, transferring, purchasing, or otherwise disposing of or acquiring any Equity Securities of its subsidiaries or Equity Securities of Bezeq, other than the Current Control Permit.

(d)          Capitalization. The Purchased Shares represent as of the date hereof approximately 51.95% of the Issued and Outstanding Share Capital of the Company.  Except for the Purchased Shares, the SP1 Securities, the SP2 Securities and the Bezeq Shares, (i) neither the Seller nor any of the BComm Companies, directly or indirectly, beneficially or of record, owns any Equity Securities of the Company or any of its subsidiaries (including Bezeq and its subsidiaries), and (ii) the Seller, directly or indirectly, beneficially or of record, does not own any Equity Securities of the BComm Companies.

(e)          Consents and Filings; Non Contravention. Other than as detailed in Schedule 3.1(e) hereof, and subject to the required approvals under Section 350 of the Companies Law the execution, delivery and performance of this Agreement and any other Transaction Document (in accordance with their respective terms) to which Seller is a party, by the Seller and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, or require any Consent of any Person pursuant to, (a) any provision of the Seller’s or any of the BComm Companies’ Organizational Documents, (b) any Order, Permit or Contract to which it or any of the BComm Companies is a party or, to the Knowledge of the Seller, by which it is bound, or would result in the loss of any rights, or the imposition or creation of any Encumbrance upon any assets or properties of the Seller or any of the BComm Companies, under any such Order, Permit or Contract or (c) any provisions of any Legal Requirement applicable to it or any of the BComm Companies.

(f)          Brokers’ Fees.  No agent, broker, investment banker, or other Person acting in a similar capacity on behalf of or under the authority of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement (including the sale and transfer of the Purchased Shares as contemplated under this Agreement), other than Oppenheimer & Co. Inc. and Migdal Capital Markets, for which the Seller shall be solely responsible.

(g)         Undisclosed Proceeding Matters; Affiliate Transactions.

   (i)          Except as set forth on (i) Schedule 3.1(g)(i) or (ii) the Public Filings, to the Knowledge of the Seller, as of the date hereof (and not, for clarity, as of the Closing Date), there exist no event, occurrence or fact materially affecting any material Proceedings in which any of the BComm Companies or Bezeq (or any of their respective subsidiaries) is involved or that would materially and adversely affect any of them.

   (ii)          Except as set forth on Schedule 3.1(g)(ii), there are no Contracts or other arrangements for the provision of any services between the Seller, on the one hand, and any of the BComm Companies, on the other hand; no personnel, assets or properties of the Seller are used in or utilized for the conduct of the business of any of the BComm Companies.

(h)        No Additional Representations.  The representations and warranties made by the Seller in this Section 3.1 are the exclusive representations and warranties made by it in connection with the transactions contemplated hereby and the Seller hereby disclaims any other express or implied representations or warranties.

3.2          The Company represents and warrants to each of the Purchasers (and not any other Party) that the statements contained in this Section 3.2 are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date:

(a)         Organization, Corporate Power and Qualification.  The Company is a public company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Each of SP1 and SP2 is a private limited liability company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  The Company has made available to the Purchasers true, correct and complete copies of all Organizational Documents of each of SP1 and SP2.

(b)         Authorization; Binding Agreement.  All corporate action on the part of the Company necessary or required for the authorization, execution, delivery and performance of all its obligations under this Agreement and any other Transaction Document to which the Company is a party have been duly and validly taken, and (subject to obtaining the required approvals under Section 350 of the Companies Law) no other proceedings or Consents (including any other Governmental Body) on the part of the Company are necessary or required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby or thereby.  This Agreement is duly and validly executed and delivered by the Company, and constitutes the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)         Title and Ownership.  The Company is the holder and sole record, legal and beneficial owner of all of the Company Owned Securities.  The Company has good, valid and marketable title to the Company Owned Securities; and the Company Owned Securities are fully paid, non-assessable and free and clear of all Encumbrances.  Subject to the fulfillment of the Conditions to Closing, there are no Contracts to which any of the BComm Companies is a party (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) or Orders which (i) obligate or would obligate the Company upon the occurrence of any event to sell, transfer, purchase, acquire or otherwise dispose of any Company Owned Securities or any other Equity Securities of Bezeq, SP1 or SP2 or any of their respective subsidiaries, or (ii) would restrict (x) any of the BComm Companies from selling, transferring, purchasing, or otherwise disposing of or acquiring any of the Company Owned Securities or any other Equity Securities of SP1, SP2 or Bezeq, other than the Current Control Permit or (y) the Company from issuing the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any) or the Election Subscribed Shares (if any).  SP1 is the holder and sole record, legal and beneficial owner of all of the SP2 Securities and the SP1 Bezeq Shares, and SP2 is the holder and sole record, legal and beneficial owner of the SP2 Bezeq Shares.  SP1 has good, valid and marketable title to the SP2 Securities and the SP1 Bezeq Shares; and the SP2 Securities and the SP1 Bezeq Shares are fully paid, non-assessable and free and clear of all Encumbrances.  SP2 has good, valid and marketable title to the SP2 Bezeq Shares; and the SP2 Bezeq Shares are fully paid, non-assessable and free and clear of all Encumbrances.  There are no Contracts to which any of the BComm Companies is a party (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) or Orders which (I) obligate or would obligate upon the occurrence of any event any of SP1 or SP2 to sell, transfer, purchase or otherwise dispose of or acquire any Equity Securities of its subsidiaries or Equity Securities of Bezeq or any of its subsidiaries, or (II) would restrict any SP1 or SP2 from selling, transferring, purchasing or otherwise disposing of or acquiring any Equity Securities of its subsidiaries or Equity Securities of Bezeq, other than the Current Control Permit.

(d)         Capitalization.  The Purchased Shares represent as of the date hereof approximately 51.95% of the Issued and Outstanding Share Capital of the Company.  Except for the Purchased Shares, the SP1 Securities, the SP2 Securities and the Bezeq Shares, none of the BComm Companies, directly or indirectly, beneficially or of record, owns any Equity Securities of the Company or any of its subsidiaries (including Bezeq and its subsidiaries). (i) Except for the Company Owned Securities, the Company does not own or hold any Equity Securities of any Person, (ii) except for the SP1 Bezeq Shares and the SP2 Securities, SP1 does not own or hold any Equity Securities of any Person, and (iii) except for the SP2 Bezeq Shares, SP2 does not own or hold any Equity Securities of any Person other than as part of its investment portfolio, other than, in the case of the preceding clauses (i) through (iii), Equity Securities that are publicly traded on a recognized national stock exchange and held for short term investment purposes; provided that such Equity Securities, in the aggregate (with respect to all cases of clauses (i) through (iii)), do not represent more than half a percent (0.5%) of the Equity Securities of any issuer.

(e)         Consents and Filings; Non Contravention. Other than as detailed in Schedule 3.2(e) hereof and subject to the required approvals under Section 350 of the Companies Law, the execution, delivery and, subject to the Shareholders Approval performance, of this Agreement and any other Transaction Document to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, or require any Consent of any Person pursuant to, (i) any provision of any of the BComm Companies’ Organizational Documents, (ii) any Order, Permit or Contract to which it or any of the BComm Companies is a party or by which it is bound, or would result in the loss of any rights, or the imposition or creation of any Encumbrance upon any assets or properties of any of the BComm Companies, under any such Order, Permit or Contract, or (iii) any provisions of any Legal Requirement applicable to it, any of the BComm Companies or Bezeq (or any of its subsidiaries).

(f)           Brokers’ Fees; Transaction Expenses.  No agent, broker, investment banker, or other Person acting in a similar capacity on behalf of or under the authority of any of the BComm Companies is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement (including the issuance and delivery of the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any) and the Election Subscribed Shares (if any) as contemplated under this Agreement).

(g)          Undisclosed Proceeding Matters.  Except as set forth on (i) Schedule 3.2(g) or (ii) the Public Filings, to the Knowledge of the Company, as of the date hereof  (and not, for clarity, as of the Closing Date), there exist no event, occurrence or fact materially affecting any material Proceedings in which any of the BComm Companies or Bezeq (or any of their respective subsidiaries) is involved or that would materially and adversely affect any of them.

(h)           Subscribed Shares.

(i)          The Adjustment Subscribed Shares, the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares and the Election Subscribed Shares have been duly authorized and allotted in accordance with applicable Legal Requirement and the Organizational Documents of the Company, and shall be available for subscription by the Purchaser in the manner and time provided under this Agreement.

(ii)          The Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any) and the Election Subscribed Shares (if any), when issued at the Closing, shall be duly issued in accordance with applicable Legal Requirements and the Organizational Documents of the Company, fully paid and non-assessable and shall be free and clear of any Encumbrances.

(iii)          The Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares ,the Additional Purchaser Subscribed Shares (if any) and the Election Subscribed Shares (if any), as of the Closing, will not be subject to avoidance or liquidation in bankruptcy, composition or other solvency proceedings relating to the Company, as the case may be.

(i)          The representations and warranties made by the Company in this Section 3.2 or in any other Transaction Document are the exclusive representations and warranties made by it in connection with the transactions contemplated hereby and the Company hereby disclaims any other express or implied representations or warranties.

3.3          The Company represents and warrants to the Seller that the statements contained in this Section 3.3 are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date:

(a)           Seller Subscribed Shares and Debentures.

(i)          The Seller Subscribed Shares (if any) and the Seller Subscribed Debentures, when issued at the Closing, shall be duly authorized and allotted in accordance with applicable Legal Requirement and the Organizational Documents of the Company, and shall be available for subscription by the Seller in the manner and time provided under this Agreement.

(ii)          The Seller Subscribed Shares (if any) and the Seller Subscribed Debentures, when issued at the Closing, shall be duly issued in accordance with applicable Legal Requirements and the Organizational Documents of the Company, fully paid and non-assessable and shall be free and clear of any Encumbrances and any transfer restrictions under applicable Legal Requirements and tradeable.

(iii)          The Seller Subscribed Shares (if any) and the Seller Subscribed Debentures, as of the Closing, will not be subject to avoidance or liquidation in bankruptcy, composition or other solvency proceedings relating to the Company, as the case may be.

(b)         No Additional Representations.  The representations and warranties made by the Company in this Section 3.3 are the exclusive representations and warranties made by it to the Seller in connection with the transactions contemplated hereby and the Company hereby disclaims any other express or implied representations or warranties made to the Seller in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

4.	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally (and not joint and severally), with respect to itself only,  represents and warrants to the Seller and the Company that the statements contained in this Section 4, with respect to such Purchaser, are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date:

4.1         Organization, Corporate Power and Qualification.  In the case of Purchaser A, such Purchaser is a Cayman Islands exempt limited partnership duly organized, validly existing under the laws of the Cayman Islands, or in the case of Purchaser B, an Israeli company duly organized, validly existing under the laws of the State of Israel, and has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to consummate the transactions and perform its obligations contemplated hereby and thereby (including the right, authority and power to purchase and acquire the Purchased Shares and subscribe and acquire the Subscribed Shares in accordance with the terms of this Agreement).

4.2         Authorization; Binding Agreement.  All corporate action on the part of such Purchaser necessary or required for the authorization, execution, delivery and performance of all its obligations under this Agreement and all other Transaction Documents to which it is a party have been duly and validly taken, and no other proceedings on the part of such Purchaser are necessary or required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby or thereby. This Agreement is duly and validly executed and delivered by such Purchaser, and constitutes the valid and legally binding obligations of such Purchaser, legally enforceable against such Purchaser in accordance with its terms subject to bankruptcy, insolvency, reorganization and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3              Consents and Filings; Non Contravention. Subject to obtaining the Control Permit and the Antitrust Clearance, the execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party by such Purchaser and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, or require Consent of any Person pursuant to, any provision of such Purchaser’s Organizational Documents or any Order, Permit or Contract to which it is a party or by which it is bound or any provisions of any Legal Requirement applicable to it.

4.4               Financial Capacity.

(a)          Taking into account the Financing Commitment, such Purchaser has, and at the Closing will have, sufficient resources to pay, in cash any and all amounts necessary for it to consummate the transactions contemplated hereby at the Closing, including payment of its Pro Rata Share of the Seller Purchase Price and the Company Purchase Price, and in the case of Purchaser A only, the Additional Company Purchase Price and the Election Purchase Price (to the extent payable hereunder) and all the fees and expenses expressly required to be paid by such Purchaser hereunder without any restrictions to transfer such funds at Closing to the Seller and the Company, as and to the extent required to be paid pursuant to, and subject to the terms of, this Agreement. The Sponsor affiliated with such Purchaser has, and at the Closing will have, sufficient resources to meet its obligations under its Commitment Letter as they become due.

(b)          As of the date of this Agreement, such Purchaser has delivered to the Seller a true, correct and complete copy of the Commitment Letter provided by its affiliated Sponsor, dated as of the date hereof.  Such Commitment Letter has not been amended or modified, and the respective commitments contained in such Commitment Letter have not been withdrawn, terminated or rescinded.  Such Commitment Letter (i) is in full force and effect, (ii) constitutes the legal, valid and binding obligation of such Purchaser and the Sponsor party thereto, and (iii) is enforceable by the Seller and the Company against such Purchaser and the Sponsor party thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.  There are no side letters or other Contracts related to the funding or investing, as applicable, of the applicable Financing Commitment other than such Commitment Letter.  There are no conditions precedent to the consummation of such Financing Commitment other than those set forth in such Commitment Letter.  As of the date of this Agreement, the Sponsor affiliated with such Purchaser is not subject to bankruptcy proceedings.

(c)          Notwithstanding anything to the contrary contained herein, in no event shall this Section 4.4 be deemed breached (and no condition set forth in Section 6.3 shall be deemed to have failed as a result of any actual or alleged breach of this Section 4.4), if (notwithstanding any actual or alleged breach), such Purchaser is willing and able to consummate its obligations at the Closing if and when it is otherwise required to do so under the terms and conditions of this Agreement.

4.5          Compliance.

(a)          Such Purchaser hereby confirms that it is familiar with the requirements of the Communications Law and Communications Order and has conducted independent investigations (including with consultants on its behalf) related thereto and that it has reviewed the Current Control Permit, and such Purchaser is not aware, as of the date of this Agreement, of any facts or circumstances that would prevent it from complying with all such requirements, including with respect of the ‘Israeli Entity’ (as such term is defined in the Communications Order) under the Communications Order, in each case, as such Legal Requirements are in effect as of the date of this Agreement; provided that it is understood and acknowledge by all Parties that the Purchasers are proposing to effect the transaction contemplated by this Agreement through a contractual arrangement between them pursuant to Section 4(a)(3) of the Communications Orders.

(b)          Neither such Purchaser nor any of its ‘Interested Parties’ (as such term is defined in the Communications Law) (including the Sponsors) has, on its own behalf or in acting on behalf of any other Person, directly or indirectly, engaged in any transactions, or otherwise had any trade, commercial, financial or other relationships with (i) any Person organized, domiciled, managing business, or located in, or that is a national any of the states listed in Schedule 4.5(b) hereof (each, an “Enemy State”), (ii) a Governmental Body of or within an Enemy State, or (iii) a Person that is supervised by an Enemy State.

(c)          For the avoidance of doubt, such Purchaser has not made and is not making any representations or warranties with respect to, and does not guarantee that, and nothing herein or otherwise shall be construed or interpreted as (or deemed) a representation or warranty with respect to, or a guarantee that, the Control Permit allowing the consummation of the transactions contemplated by this Agreement will be obtained and any deemed representations, warranties or other promises or commitments to the contrary are hereby expressly disclaimed.

4.6         No Operations in Israel. Solely with respect to Purchaser A, such Purchaser (and any affiliated entity (other than the Local Sponsor and it affiliated entities), as would be deemed “affiliated” for the purposes of the RTP Law) has no operations or business activities or “sales turnover” (as such term is used in Section 17(a)(2) of the RTP Law) in the State of Israel, except as set forth on Schedule 4.6.

4.7         Investment Experience. Without limiting any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the other Transaction Documents or fraud claims, such Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

4.8          Own Account. such Purchaser is acquiring the Purchased Shares and the Subscribed Shares to be acquired thereby solely for its own account and not as a nominee, agent or trustee of any third party.

4.9          Waiver and Exemption.  Such Purchaser does not object to any waiver or exemption being granted to the Relevant Parties in connection with the Court Approval.

4.10        No Other Representations or Warranties.

(a)          Such Purchaser acknowledges and agrees that, except for the representations and warranties contained in Section 3 above and without limiting fraud claims, the transactions contemplated hereby or in any other Transaction Document shall be consummated without reliance by such Purchaser on any other representations and warranties by the Seller or the Company with respect to the Purchased Shares or the Subscribed Shares, the Company, and its businesses, operations, rights, assets, liabilities or prospects, the condition or legal status of any of the above or otherwise.

(b)          Subject to and without limiting any of the representations and warranties of the Seller or the Company set forth in Section 3.1(g)(i) or Section 3.2(g), such Purchaser acknowledges and agrees that such Purchaser has not relied on, and the Seller and Company do not make nor has any of them made, any representation or warranty, either express or implied, whether written or oral, concerning Bezeq or any of its subsidiaries or any of their respective businesses, operations, assets, liabilities, Proceedings (including by regulatory authorities and other Governmental Bodies in Israel or outside Israel), results of operations, condition (financial or otherwise) or prospects.

4.11       Due Diligence; Independent Decision. Subject to and without limiting any of the representations, warranties, covenants or agreements of the Seller or the Company contained in this Agreement or fraud claims, such Purchaser represents that (a) it conducted a due diligence process during which it had an opportunity to ask questions and to receive answers from the Company and the Seller, regarding all Company and Bezeq business, activities and financial situation, (b) it has had access to, and an adequate opportunity to review, financial and other information, documents and materials as it deemed necessary to make its decision to purchase the Purchased Shares and the Subscribed Shares, (c) it has made its own assessment and has satisfied itself concerning all considerations relevant to the transactions contemplated hereunder, and (d) it has made its own independent decisions to enter into the transactions contemplated by this Agreement and as to whether they are appropriate or proper for it, based upon its own judgment and upon advice from such advisers as it has deemed necessary.

4.12        Forward-looking Statements. In connection with the due diligence investigation of the Company and Bezeq by such Purchaser, such Purchaser has received and may continue to receive after the date hereof from the Seller and the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and Bezeq and their respective Affiliates and subsidiaries and their respective business and operations. Such Purchaser hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as business plans, (b) to take full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking statements, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), and (c) that none of the Company, Bezeq or the Seller, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

4.13       Brokers’ Fees.  No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of such Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the sale and transfer of the Shares as contemplated under this Agreement, other than Citigroup Global Markets Limited and RBC Capital Markets, LLC, for which the Purchasers shall be solely responsible.

5.	COVENANTS

5.1          Control Permit; Filings; Cooperation.

(a)          As soon as practicable following the date of this Agreement (and in any event no later than ten (10) Business Days following the date of this Agreement), the Purchasers shall file an application to the Israeli Ministry of Communication for the purpose of obtaining the Control Permit in accordance with the applicable Legal Requirements.  Each Party shall take all necessary actions and use its reasonable best efforts in good faith, to file, without any undue delay, all notices, reports and other documents required to be filed by such Party with any Governmental Body in order to obtain the Control Permit and the Antitrust Clearance with respect to the transactions contemplated by this Agreement, to submit, without any undue delay, any additional information requested by any such Governmental Body to effect all applications, notices, petitions and filings and to obtain as promptly as possible the Control Permit and the Antitrust Clearance.   Without limiting the generality of the foregoing, each of the Seller and the Company shall, subject to applicable Legal Requirements, use its reasonable best efforts in good faith to cause Bezeq and its subsidiaries to cooperate with each Party’s efforts to obtain the Control Permit, including to promptly answer any questions or inquiries of, and promptly submit any information requested by, any Governmental Body with respect to the transactions contemplated by this Agreement or the Control Permit to be issued to the Purchasers.

(b)          Without derogating from the above, each Party hereby agrees (as applicable) (i) to provide any Governmental Body with any and all information regarding the corporate and holding structure of such Party, the ultimate shareholders of such Party and the various holdings, business affairs and interests of such Party and any affiliate thereof throughout the world as may reasonably be requested by such Governmental Body in connection with the Control Permit, (ii) to waive any confidentiality or other restriction (other than attorney-client or similar privilege) in connection with any examination or investigation by a Governmental Body concerning such Party and any ‘Interested Party’ (as such term is defined in the Communications Law) thereof as may reasonably be requested by such Governmental Body in connection with the Control Permit, (iii) to reasonably cooperate with the other Parties and allow a counsel of the other Parties to participate in any material meeting with a Governmental Body with respect of the request to obtain a Control Permit to the extent permitted by the applicable Governmental Body, (iv) to allow review and comment and shall consult in good faith with the other Parties on all material filings submitted to a Governmental Body in connection with the request to obtain the Control Permit prior to the submission thereof, provided that such Party may redact competitively sensitive or confidential information from the materials provided to the other Parties for review, (v) to provide the other Parties with a copy of any letters and/or other material correspondence with any Governmental Body in connection with the Control Permit, provided that such Party may redact competitively sensitive or confidential information from the materials provided to the other Parties for review, and (vi) to keep the other Parties reasonably updated, on a timely basis, of the status of matters relating to the discussions with the Governmental Bodies, including, if reasonably requested by the other Parties, on weekly basis, a telephonic update on the status and progress of obtainment of the Control Permit.  For the avoidance of doubt, nothing in this Section 5.1 shall in any way limit or restrict the rights of the Parties pursuant to Section 8.1(d).

(c)          Subject to and without limiting Section 5.1(f), (A) each Purchaser undertakes not to, and further undertakes to use its commercially reasonable efforts to cause any of its ‘Interested Parties’ (as such term is defined in the Communications Law) (including the Sponsors) not to, engage in or take any action that would reasonably expected to prevent it from complying with the Legal Requirements pertaining to the obtaining of the Control Permit, and to cause any of its ‘Interested Parties’ not to engage in any transactions, or otherwise have any trade, commercial, financial or other relationships with (i) any Person organized, domiciled, managing business, or located in, or that is a national of any Enemy State, (ii) a Governmental Body of or within an Enemy State, or (iii) a Person that is supervised by an Enemy State; (B) each Purchaser shall be willing to accept, and shall not assert that it will refuse to accept, for any reason, a Control Permit on substantially the same terms as the Current Control Permit; and (C) shall not condition the acceptance of a Control Permit on terms which are not included in the Current Control Permit or which are more favorable to such Purchaser than those contained in the Current Control Permit.

(d)          Each of the Parties hereto shall, as promptly as practicable and before the expiration of any relevant legal deadline, file with any other Governmental Body, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to the Antitrust Law. Each of the Parties shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Antitrust Law, provided that a Party may redact competitively sensitive or confidential information from the materials provided to the other Party for review.  Each of the Parties commits to instruct its counsel to cooperate with each other Party and its counsel and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable waiting periods under the Antitrust Law at the earliest practicable dates.

(e)          Each of the Parties shall keep the other Parties reasonably apprised, in a timely manner, to the best of its Knowledge, with respect to any discussions between the Purchasers, the Seller, the Company or Bezeq and its subsidiaries, on the one hand, and any Employee Body, on the other hand.  Without limiting the generality of the foregoing, each of the Parties shall notify the other Parties in writing of any material development in the negotiation with any Employee Body of Bezeq and its subsidiaries, promptly upon obtaining knowledge thereof.

(f)          Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to require the Purchasers to agree to any condition, or take any action, that constitutes a Burdensome Condition, and neither the Seller nor the BComm Companies shall, without the prior written consent of the Purchaser A, agree to any Burdensome Condition.  For purposes of this Agreement, a “Burdensome Condition” means any conditions imposed by, commitment or undertaking made to, or any Order of, any Governmental Body in connection with or related to the Control Permit or the transactions contemplated by this Agreement, that (i) individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on either Purchaser, after giving effect to the transactions contemplated by this Agreement, (ii) would impose, grant or otherwise require that either Sponsor, with respect to the investment contemplated by this Agreement, exercises or possesses any rights or powers to direct or influence (or other means of control) that are, individually or in the aggregate, greater than, or otherwise disproportionate to, such Sponsor’s Pro Rata Share, or (iii) would bind or impose any obligation on any of the SCP Entities or the Local Sponsor and its Affiliates (other than the Purchasers) or their respective businesses (other than solely with respect to the SCP Entities operation and business in the State of Israel); provided that conditions that are expressly included in the Current Control Permit, the Communication Law and the Communication Order, in each case, as each of them is in effect as of the date of this Agreement (expressly disregarding any subsequent amendments, supplements, changes or other modifications, however effected or enacted), shall not be deemed Burdensome Conditions.

(g)          Each Party shall take all reasonable and necessary actions and use its commercially reasonable efforts in good faith, to file, without any undue delay all notices, reports and other documents required to be filed by such Party with any Governmental Body in order to allow the pledge of the Bezeq Shares for the benefit of the Company’s bondholders pursuant and subject to Company Debt Modifications (the “Share Pledge”).  Such efforts shall require the Purchasers to (i) file, following the date of this Agreement (without undue delays), a formal request with the Israeli Ministry of Communication to authorize the Share Pledge (and to timely respond to subsequent requests for information by the Israeli Ministry of Communication in connection therewith), and (ii) coordinate with the Company and representatives of its bondholders in respect of matters related to the Share Pledge.  For the avoidance of doubt, nothing in this Section 5.1(g) shall in any way limit or restrict the rights of any Party pursuant to Section 8.1(d).   For the avoidance of doubt, in any event, the Company Series C Debentures and the Series D Debentures shall include negative pledge covenants, in accordance with the terms thereof and the Company Debt Modifications.

5.2          Conduct of Business.

(a)          From and after the date hereof and until the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 (the “Interim Period”), without limiting anything contained in Section 5.2(c), and unless otherwise agreed to in advance and in writing by Purchaser A (such agreement not to be unreasonably withheld) each of the Seller and the BComm Companies shall use (subject to applicable fiduciary duties under applicable Legal Requirements) its entire voting rights in the Company and Bezeq, respectively (in case such matters are brought to a shareholders’ vote) so that the BComm Companies and Bezeq and its subsidiaries shall, not take, do, effect or allow (or commit or agree to take, do, effect or allow) any of the Restricted Matters (except as set forth in Schedule 5.2(a) hereof).

(b)          During the Interim Period, without limiting anything contained in Section 5.2(c), the Company shall, and the Company shall cause the other BComm Companies to:

(i)          conduct its business in the ordinary course and in compliance with applicable Legal Requirements; and

(ii)          except as set forth in Schedule 5.2(b)(ii) hereof, not take, do, effect or allow (or commit or agree to take, do, effect or allow) any of the Restricted Matters, unless otherwise consented to in advance and in writing by Purchaser A (such consent not to be unreasonably withheld).

(c)          Until the end of the Interim Period, without the prior written consent of Purchaser A (such consent not to be unreasonably withheld) (i) the Seller shall not, directly or indirectly, sell, transfer, convey, exchange, assign, gift, Encumber, or otherwise dispose of any of the Purchased Shares or any rights therein or thereto, (ii) the Company shall not, directly or indirectly, sell, transfer, convey, exchange, assign, gift, Encumber, or otherwise dispose of any of the Company Owned Securities or any rights therein or thereto, (iii) the Company shall cause SP1 not to (and the Company shall be responsible if SP1 does), directly or indirectly, sell, transfer, convey, exchange, assign, gift, Encumber, or otherwise dispose of any of the SP2 Securities or the SP1 Bezeq Shares, and (iv) the Company shall cause SP2 not to (and the Company shall be responsible if SP2 does), directly or indirectly, sell, transfer, convey, exchange, assign, gift, Encumber, or otherwise  dispose of any of the SP2 Bezeq Shares.

5.3          Exclusivity; Acquisition Proposal.

(a)          During the Interim Period, neither the Seller nor the Company shall, and the Company shall cause each of the BComm Companies not to, and each of them shall use its reasonable best efforts to cause their respective directors, officers, employees, and advisors (including, without limitation, financial advisors, bankers, attorneys, accountants, consultants) and other representatives (it being understood that the representatives of the bondholders of the Seller and of the Company, respectively, shall not be considered their representatives unless acting at the direction of, the Seller or the BComm Companies, respectively) (collectively, “Representatives”) not to,  (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.3(a), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any agreement with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, or (iii) enter into any Contract with respect to any Acquisition Proposal.  Without limiting the generality of the foregoing, to the extent not already done, each of the Seller and the Company shall, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than the Purchasers and their Affiliates) with respect to any Acquisition Proposal.

(b)          Without limiting the forgoing, promptly, and in no event later than twenty four (24) hours after its receipt (including receipt by any of its Representatives) of any Acquisition Proposal, the Seller or the Company, as applicable, shall advise Purchaser A in writing of such Acquisition Proposal  (including the material terms and conditions of such Acquisition Proposal and the identity of the Person making or submitting such Acquisition Proposal) and shall provide Purchaser A a copy of such Acquisition Proposal and any related draft agreements or other documentation or materials delivered in connection therewith.  The Seller or the Company, as applicable, shall keep Purchaser A informed on a reasonably prompt basis with respect to any material change to the material terms of any such Acquisition Proposal (and in no event later than twenty four (24) hours following any such change).

(c)           The Parties acknowledge that either the Seller or the Company may be subject to disclosure requirements under applicable Legal Requirements and no Party shall have any claim with respect to such disclosure.

(d)          A breach of this Section 5.3 by any Representative of the Seller or the Company shall be deemed a breach by the Seller or the Company, as applicable, and the Seller or the Company, as the case may be, shall be liable therefor.

(e)          Nothing in this Agreement shall be deemed to prevent, restrict or limit in any way, any arrangement among the Seller and its creditors, as long as such arrangement (i) does not prevent, conflict or is otherwise inconsistent with, directly or indirectly, the Seller’s obligations hereunder or thereunder, and (ii) does not constitute an alternative to the transactions contemplated by this Agreement (and such arrangement shall not be considered an “Acquisition Proposal”).

5.4          [RESERVED].

5.5          Directors.

(a)          At least ten (10) Business Days prior to the Closing Date, Purchaser A shall deliver to the Seller and the Company a list of individuals to be appointed as members of the board of directors of the Company as of the Closing (the “Company Designated Directors”).  The Company Designated Directors shall satisfy the qualification requirements under Legal Requirements applicable to board members of the Company.

(b)          At least ten (10) Business Days prior to the Closing Date, Purchaser A shall deliver to the Seller and the Company a list of two (2) individuals to be appointed as members of the board of directors of Bezeq as of the Closing (the “Bezeq Designated Directors”).  The Bezeq Designated Directors shall satisfy the qualification requirements under Legal Requirements applicable to board members of Bezeq.

5.6          Notification.  During the Interim Period, (a) each of the Parties shall promptly notify the other Parties if it becomes aware of any event that would make the satisfaction of any of the conditions in Section 6 impossible or unlikely to be satisfied as of the End Date, and (b) each of the Seller and the Company shall, upon reasonable request of Purchaser A, and subject to applicable fiduciary duties under Legal Requirements, update Purchaser A promptly following the occurrence of any material developments in any of the BComm Companies, Bezeq or any of its subsidiaries which are within the Knowledge of the Seller or the Knowledge of the Company, as the case may be, including with respect to regulatory matters or developments, all material matters related to the Israeli Ministry of Communications and any other material commercial matters. This Section 5.6 and any notification provided pursuant hereto shall not modify or limit in any way the Parties’ representations, warranties, covenants, obligations, rights and remedies under this Agreement.  No breach of this Section 5.6 shall be deemed a breach of this Agreement, including for the purposes of Section 6.2(c), unless such breach is made knowingly, willfully and intentionally.

5.7          Equity Offering.

(a)          As soon as practicable after the date of this Agreement, subject to the provisions of this Section 5.7, the Company shall offer the shareholders of the Company (other than the Seller) (the “Eligible Shareholders”) the right to subscribe for a total of 8,383,234 newly issued Ordinary Shares of the Company (the “Additional Subscription Shares”) at a price per share equal to the Subscription Price Per Share (the “Additional Equity Offering”).

(b)          The Company shall take all actions in accordance with all applicable Legal Requirements in order to effect the Additional Equity Offering in accordance with the terms of this Agreement, including the filing of a registration statement with the SEC and a prospectus with the ISA, in each case to the extent required by under applicable Legal Requirements, and to receive all permits, approvals and orders required for the consummation of the Additional Equity Offering, including the receipt of all permits and approvals in order to list the Additional Subscribed Shares on the TASE and Nasdaq.  The Company shall take all necessary actions and use its reasonable best efforts in good faith, to file, without any undue delay, all required filings with any Governmental Body in order to effect the Additional Equity Offering,  to submit, without any undue delay, any additional filings requested by any such Governmental Body to effect the Additional Equity Offering and take all other actions required in order to effect as promptly as possible the Additional Equity Offering.

(c)          The Additional Equity Offering shall expire no later than twenty (20) Business Days prior to the Closing Date, and any Additional Subscription Shares not irrevocably subscribed for by the Eligible Shareholder in accordance with the foregoing prior to or on such date (such shares, the “Unsubscribed Shares”) shall no longer be available for subscription by the Eligible Shareholders.

(d)          Upon the terms and subject to the conditions of this Agreement, effective as of, and conditioned upon, the Closing, Purchaser A subscribes for all of the Unsubscribed Shares (if any, including any Unsubscribed Shares arising due to the failure of the Company to complete its undertaking under Section 5.7(b)) at a price per share equal to the Subscription Price Per Share, to be issued thereto in accordance with the terms of this Agreement at, and conditioned upon, the Closing.

(e)          For the avoidance of doubt, nothing in the Section 5.7 shall in any way limit, modify or otherwise affect the obligations of the Seller pursuant to Section 2.4.

5.8          Court Approval.  (a) As soon as practicable after the date hereof (and in any event no later than ten (10) Business Days following the date of this Agreement), the Seller and the Company shall jointly approach the Court, in order to obtain the Court Approval, and subject to and in accordance with the approval of the Court, each of the Seller and the Company shall establish a record date for, call, publicize the convening of, convene and hold a meeting of the bondholders of the Company and the Seller, respectively (the “Stakeholders’ Meetings”), (b) the Seller and the Company, respectively, shall timely prepare and file all notices required by applicable Legal Requirements in connection with the Stakeholders’ Meetings, it being agreed and understood that this Agreement and all of the Transaction Documents and the Company Debt Modifications and the amended deed of trust of the Company Series C Debenture and the deed of trust for the Series D Debentures, should be brought to the approval of the Stakeholders’ Meetings of the Company, (c) each of the Seller and the Company shall take all necessary actions and make all reasonable efforts in order to receive the Court Approval and shall respond to and comply with, without undue delay, any queries, requests or instructions of the Court within the Court Approval process, (d) each of the Seller and the Company shall allow Purchaser A (and its representative, including its legal counsel) to review and comment on all material materials and filings submitted to the Court (or any other Governmental Body) only in connection with its respective Court Approval prior to the submission thereof, and shall incorporate into and reflect in any such submissions or filings any and all reasonable comments made by Purchaser A or its representatives, provided such implementation shall not cause a delay in the relevant submission, and (e) each of the Seller and the Company shall provide Purchaser A (and its legal counsel) with a copy of any material letters and/or other material correspondence and decisions (including any interim decisions) of the Court as part of the Court Approval process, and shall share, in cooperation with Purchaser A, all correspondence with, and decisions of, the Court or any bondholders (and in the case of the Company also shareholders) and shall keep Purchaser A (and its legal counsel) reasonably fully updated of the status of matters relating to the Court Approval (including the discussions with its bondholders and shareholders and any other creditors or relevant parties), including, if reasonably requested by Purchaser A, on weekly basis, a telephonic update on the status and progress of obtaining its respective Court Approval, and bondholders and shareholders approvals, as applicable.  For the avoidance of doubt, nothing in this Section 5.8 shall in any way limit or restrict the rights of Purchaser A pursuant to Section 8.1(f).  Without limiting anything herein contained, each of the Parties shall use its commercially reasonable efforts to obtain through the Court Approval a release of any lock-up restrictions (חסימה וטפטוף) that might otherwise be applicable to the securities being issued hereunder by the Company at the Closing.

5.9          Special Shareholder Meeting of the Company. As soon as practicable following the date of this Agreement (and in any event no later than ten (10) Business Days following the date of this Agreement), the Company shall file a motion with the Court requesting that the court issue an order to convene a special meeting of the shareholders of the Company (the “Company Shareholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby (including the sale and issuance of the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any), the Seller Subscribed Shares (if any), the Election Subscribed Shares (if any) and the Seller Subscribed Debentures hereunder) (the “Shareholders Approval”).  Promptly following the Court issuing such order, and in any event within three (3) Business Days following the date of such order, the Company shall publish a notice calling the Company Shareholders Meeting to be held on the date that is no later than thirty five (35) days following such notice for the purpose of obtaining the Shareholders Approval.  The Company shall solicit from the shareholders of the Company written ballots and proxies in favor of the Shareholders Approval in accordance with applicable Legal Requirements, and shall use its reasonable best efforts to secure the Shareholders Approval at the Company Shareholders’ Meeting.  The Company shall prepare and file all notices required by applicable Legal Requirements in connection with the Company Shareholders’ Meeting, and shall respond promptly to all inquiries of any Governmental Body in connection therewith.  For the avoidance of doubt, nothing in this Section 5.9 shall in any way limit or restrict the rights of Purchaser A pursuant to Section 8.1(f).

5.10        TASE Approval.  Each of the Parties shall use its reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, the approval of the TASE to the issuance, at the Closing, of the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any), the Seller Subscribed Shares (if any), the Additional Subscription Shares and the Seller Subscribed Debentures, and to the adoption of the Company Debt Modifications.

5.11         Debt Covenants.  Following the Closing, the Purchasers shall not cause the Company to (a) enter into any transaction with the Purchasers or any Affiliate of the Purchasers including payment of management fees other than expenses reimbursement and standard directors compensation, or (b) effect any dividend distributions, in either case, to the extent such transaction or dividend distributions would violate, and cause the Company to be in default under, the terms of its Series C Debentures (as modified by the Company Debt Modifications).

5.12         Liquidity Information.  At least five (5) Business Days prior to the Closing, the Company shall deliver to the Seller and Purchaser A a reasonably detailed calculation of the anticipated Available Cash, along with reasonable documentation supporting such calculation, and allow representatives of the Seller or Purchaser A to discuss such calculation and supporting documentation with an authorized officer of the Company; provided that notwithstanding anything herein or otherwise to the contrary, except in the event of fraud (and then solely against the Person committing such fraud), neither the Seller nor any of its Non-Recourse Parties shall have any claims, rights or recourse against any Person (including any of the BComm Companies or the Purchasers or any of their respective Non-Recourse Parties) in respect of such calculation of Available Cash or any of the information or documentation provided pursuant to, or otherwise for the failure to comply with, this Section 5.12.   For the avoidance of doubt, and notwithstanding anything to the contrary, nothing in this Section 5.12 shall limit, modify or otherwise affect any Purchaser’s rights under this Agreement (including under Section 6.2).

6.	CONDITIONS PRECEDENT

6.1           Conditions to the Obligations of the Seller, the Company and Purchasers.  The obligations of each of the Seller, the Company and the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of all of the following conditions precedent (any of which may be waived in whole or in part by a mutual agreement in writing of the Seller, the Company and the Purchasers):

(a)          Control Permit. A Control Permit was issued and is in full force and effect permitting the Purchasers to acquire the Purchased Shares, the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Share (if any) and the Election Subscribed Shares (if any) which Control Permit does not include any Burdensome Conditions.

(b)          Antitrust Commissioner’s Approval. The Antitrust Clearance shall have been obtained.

(c)          No Injunction.  There shall not be in effect any injunction or other Order or Legal Requirement that (i) prohibits, enjoins or restrains the consummation of the transactions contemplated by this Agreement, and (ii) has been adopted or issued, or has otherwise become effective.

(d)          Court Approval.  The Court Approval shall have been obtained.

(e)          TASE Approval. The TASE has approved the issuance of the Adjustment Subscribed Shares (if any), the Purchaser Subscribed Shares, the Additional Purchaser Subscribed Shares (if any), the Seller Subscribed Shares (if any), the Election Subscribed Shares (if any) , the Additional Subscription Shares and the Seller Subscribed Debentures and Series D Debentures, and the adoption of the Company Debt Modifications.

6.2          Conditions to the Obligations of the Purchasers.  The obligations of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of all of the following additional conditions precedent (any of which may be waived in whole or in part by Purchaser A in its sole discretion):

(a)          Seller Representations and Warranties. Each of the representations and warranties of the Seller contained in Section 3.1 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date, except for any representations and warranties specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date.

(b)          Company Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3.2 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date, except for any representations and warranties specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date.

(c)          Performance of the Obligations of the Seller and Company.  Each of the Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Seller or the Company, as applicable, at or prior to the Closing.

(d)          No Material Adverse Effect; No Debt Instrument Default.  (i) As of the Closing Date there shall not exist any Material Adverse Effect, and (ii) there shall not be (for the purpose of this clause (ii), as of the Closing) any Effect that would reasonably be expected to constitute an event of default under the BComm Companies’ debt instruments (including under the Company Series B Debentures or the Company Series C Debentures).

(e)          Company Board of Directors. Each of the Company Designated Directors shall have been appointed as a member of the board of directors of the Company effective as of the Closing, and (ii) effective as of the Closing, the Company Designated Directors constitute a majority of the directors on the board of directors of the Company.

(f)          Bezeq Board of Directors.  (i) The total number of directors on the board of directors of Bezeq as of the Closing Date shall not exceed nine (9), and (ii) at least two (2) of the Bezeq Designated Directors shall have been appointed as member of the board of directors of Bezeq effective as of the Closing.

(g)          Nasdaq and TASE Listing.  (i) The Company, Bezeq, Nasdaq or the TASE shall not have announced on or after the date of this Agreement a delisting or threatened (in writing by Nasdaq or the TASE) delisting of the Company’s or Bezeq’s Equity Securities from Nasdaq or the TASE, as applicable, (ii) (x) the Company is in compliance with all continued listing requirements of Nasdaq and the TASE, and (y) Bezeq is in compliance with all continued listing requirements of the TASE, and (iii) no suspension of trading specific to the Company’s or Bezeq’s Equity Securities on the Nasdaq or the TASE, as applicable, shall have occurred for more than two (2) trading days.

(h)          Capitalization.  (i) None of the Bezeq Shares has been transferred, sold, granted, delivered or otherwise disposed of, or is subject to any Encumbrance, (ii) none of the Effects set forth in causes (a), (b), (c), (d) or (e) of the definition of Restricted Matters has occurred, from and after the date of this Agreement, with respect to any of the BComm Companies or their respective Equity Securities, and (iii) the Company Owned Securities shall represent, as of the Closing, direct and indirect holding of at least twenty five and a tenth percent (25.1%) of Bezeq’s issued and outstanding share capital.

(i)          Cash; Indebtedness.  (i) The Company shall have, as of immediately prior to the Closing (without giving effect to the transactions contemplated by this Agreement, but taking into account all Transaction Expenses of the BComm Companies) at least NIS 680,000,000 of Available Cash, (ii) the consolidated amount of indebtedness (including for borrowed money or as evidenced by bonds, debentures, notes or other debt instruments) of the BComm Companies, determined in accordance with IFRS, shall not exceed two billion, four hundred and sixty six million, forty eight thousand and three hundred and thirty three New Israeli Shekels (NIS 2,466,048,333) (par value), and (iii) from and after the date of this Agreement, no BComm Company has entered into any transaction (including entering into any new Contract or amending or modifying any existing Contract) in connection with debt restructuring, debt refinancing, creditors arrangement or otherwise affecting its debt Contracts or securities, other than the Company Debt Modifications.

(j)          BComm Debt Modifications.  The Company Debt Modifications have been duly approved in accordance with the terms of all applicable Contracts (including the Company Series B Debentures and Company Series C Debentures) and all applicable Legal Requirements, and are in full force and effect as of the Closing.

(k)          Shareholders Approval.  The Shareholders Approval shall have been obtained; provided that the condition to Closing specified in this Section 6.2(k) shall be deemed satisfied if the Court Approval has been obtained and such Court Approval has become final and nonappealable (and, for the avoidance of doubt, no appeal is pending).

6.3          Conditions to the Obligations of Seller and Company. The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of all of the following additional conditions precedent (any of which may be waived in whole or in part by notice in writing of the Seller and the Company in their sole discretion):

(a)          Purchaser Representations and Warranties.  Each of the representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of the Closing Date, except for any representations and warranties specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

(b)          Performance of the Obligations of the Purchasers.  The Purchasers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Purchasers at or prior to the Closing.

6.4          Material Adverse Effect.  To the extent Purchaser A wishes to claim that the condition to Closing set forth in Section 6.2(d) has not been satisfied as a result of the occurrence of a Material Adverse Effect, it shall provide the Seller and the Company a written notice to that effect, signed by a duly authorized representative of Purchaser A.  For the avoidance of doubt, no failure or delay of Purchaser A to provide a notice pursuant to this Section 6.4 shall in any way affect or otherwise impact the determination of whether a Material Adverse Effect has occurred or whether or not any of the conditions to the Closing has been satisfied.

7.	CLOSING

7.1          The Closing.  The consummation of the transactions contemplated under this Agreement shall take place at a closing (the “Closing”) at the offices of GKH law firm, 1 Azrieli Center, Tel-Aviv, Israel, at 12:00 (Israel time) on the thirteenth (13th) Business Day following the date on which the last of the conditions set forth in Section 5.9 is fulfilled or waived, or at such other location, time and date as shall be mutually agreed upon in writing between the Parties (the “Closing Date”).

7.2          Transactions at the Closing.  At the Closing, the following transactions shall occur, which transactions shall be deemed to occur simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)          Delivery of Securities, Documents and Actions by the Seller. The Seller shall deliver to the Purchasers the following securities and documents, and shall take the following actions:

(i)          Without limiting anything contained in Section 2.1, the Seller shall deliver to the Purchasers (allocated among them on a pro rata basis, based on their respective Pro Rata Share) all of the rights, title and interest in, and cause the transfer of, the Purchased Shares, free and clear of any and all Encumbrances, to such bank or brokerage account of each Purchaser maintained in its name at a bank or brokerage firm in Israel, details of which will be provided by each Purchaser at least two (2) Business Days prior to the Closing Date, against the payment of such Purchaser Pro Rata Share of the Seller Purchase Price as forth herein.

(ii)          The Seller shall deliver to the Purchasers (with a copy to the Company) executed resignations, effective as of the Closing Date, of each director of the Company or Bezeq set forth on Schedule 7.2(a)(ii)(A), in the forms attached as Schedule 7.2(a)(ii)(B).

(iii)          The Seller shall deliver to the Purchasers a certificate executed by a duly authorized officer of the Seller and dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.2(a), 6.2(c) (with respect to the Seller), 6.2(h) and 6.2(i) have been satisfied.

(iv)          The Seller shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to the Seller Contribution Amount, into a bank account maintained in the name of the Company in a bank in Israel, details of which will be provided by the Company at least two (2) Business Days prior to the Closing Date.  It is understood and agreed that a portion of the Seller Contribution Amount equal to the Seller Purchase Price shall be paid directly to the Company by the Purchasers, on  behalf of the Seller, pursuant to Section 7.3.

(b)          Delivery of Securities, Documents and Actions by the Company. The Company shall deliver the following securities and documents, and shall take the following actions:

(i)          Without limiting anything contained in Section 2.3, the Company shall deliver to the Purchasers (allocated among them on a pro rata basis, based on their respective Pro Rata Share) all of the Adjustment Subscribed Shares (if any) and the Purchaser Subscribed Shares, free and clear of all Encumbrances, to such bank or brokerage account of each Purchaser maintained in its the name at a bank or brokerage firm in Israel, details of which will be provided by such Purchaser at least two (2) Business Days prior to the Closing Date.

(ii)          Without limiting anything contained in Section 2.3, the Company shall deliver to Purchaser A all of the Additional Purchaser Subscribed Shares and Election Subscribed Share (if any), free and clear of all Encumbrances, to a bank or brokerage account maintained in the name of Purchaser A at a bank or brokerage firm in Israel, details of which will be provided by the Purchaser at least two (2) Business Days prior to the Closing Date.

(iii)         The Company shall deliver to the Purchasers (with a copy to the Seller) executed resignations, effective as of the Closing Date, of each director of Bezeq set forth on Schedule 7.2(b)(iii)(A), in the forms attached as Schedule 7.2(b)(iii)(B).

(iv)         Unless a Purchaser Election has been made, the Company shall deliver to the Seller all of the Seller Subscribed Shares, free and clear of all Encumbrances to a bank or brokerage account maintained in the name of the Seller at a bank or brokerage firm in Israel, details of which will be provided by the Seller at least two (2) Business Days prior to the Closing Date.

(v)         The Company shall deliver to the Seller all of the Seller Subscribed Debentures, free and clear of all Encumbrances to a bank or brokerage account maintained in the name of the Seller at a bank or brokerage firm in Israel, details of which will be provided by the Seller at least two (2) Business Days prior to the Closing Date.

(vi)         The Company shall repay in full all principal and interest (but without any default interest or any other penalty charges or payments) outstanding on the Company Series B Debentures as of such repayment date.

(vii)        The Company shall deliver to the Purchasers a certificate executed by a duly authorized officer of the Company and dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.2(b), 6.2(c) (with respect to the Company), 6.2(h), 6.2(i) and 6.2(j) have been satisfied.

(viii)        The Company shall issue to the Series C Bondholders existing on the record date of the Closing the Series D Debentures.

(c)          Delivery of Documents and Actions by the Purchasers. The Purchasers shall deliver, the following documents, and shall take the following actions:

(i)            Each Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds, its Pro Rata Share of the Seller Purchase Price, in accordance with and subject to Section 7.3, into a bank account maintained in the name of the Company in a bank in Israel, details of which will be provided by the Company at least two (2) Business Days prior to the Closing Date.

(ii)          Each Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds, its Pro Rata Share of the Company Purchase Price into a bank account maintained in the name of the Company in a bank in Israel, details of which will be provided by the Company at least two (2) Business Days prior to the Closing Date.

(iii)         Purchaser A shall pay, or cause to be paid, by wire transfer of immediately available funds, the Additional Company Purchase Price (if any) and the Election Purchase Price (if any) into a bank account maintained in the name of the Company in a bank in Israel, details of which will be provided by the Company at least two (2) Business Days prior to the Closing Date.

(iv)         Each Purchaser shall deliver to the Seller and the Company a certificate executed by such Purchaser and dated as of the Closing, certifying that the conditions set forth in Section 6.3(a) (with respect to itself only) and Section 6.3(b) (with respect to itself only) have been satisfied.

7.3          Payment Directions.  The Seller hereby irrevocably directs and instructs each Purchaser, on the Seller’s behalf, to transfer directly to the Company, the full amount of the Seller Purchase Price that the Seller would otherwise be entitled to receive at Closing pursuant to this Agreement (subject to Section 2.2(e)), towards satisfaction of the Seller’s payment obligations to the Company pursuant to Section 2.4 and Section 7.2(a)(iv).  All amounts so directly transferred to the Company pursuant to this Section 7.3 shall be deemed, for all purposes, as having been paid to the Seller and immediately thereafter paid to the Company by the Seller.

8.	TERMINATION

8.1          Termination Events.  This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)          by written mutual consent of Purchaser A, the Company and the Seller;

(b)          by the Seller or the Company, if either Purchaser has breached any covenant or agreement contained in this Agreement, or if any representation or warranty of either Purchaser has become untrue, in each case, such that the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied at a Closing on or prior to the End Date; provided, however, that neither the Seller nor the Company may terminate this Agreement pursuant to this Section 8.1(b) if any such breach or failure to be true has been cured within seven (7) Business Days after written notice by the Seller or the Company to Purchaser A informing Purchaser A of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; provided, further, that neither the Seller nor the Company may terminate this Agreement pursuant to this Section 8.1(b) if either of them is then in breach of this Agreement in any material respect; further, provided, that, for the avoidance of doubt, nothing in this Section 8.1(b) shall in any way limit or otherwise modify the rights of Purchaser A pursuant to Section 8.1(f);

(c)          by Purchaser A, if the Seller or the Company has breached any covenant or agreement contained in this Agreement, or if any representation or warranty of the Seller or the Company has become untrue, in each case, such that the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the Closing on or prior to the End Date; provided, however, that Purchaser A may not terminate this Agreement pursuant to this Section 8.1(c) if any such breach or failure to be true has been cured within seven (7) Business Days after written notice by Purchaser A to the Seller and the Company informing the Seller and the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and, provided, further, that Purchaser A may not terminate this Agreement pursuant to this Section 8.1(c) if the Purchasers are then in breach of this Agreement in any material respect;

(d)          by any of Purchaser A, the Company or the Seller if the Closing has not occurred on or before the End Date; provided that the End Date may be extended with the written consent of all the Parties by up to three (3) additional thirty (30)-day periods; and, provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (A) to Purchaser A if the Purchasers’ breach of any provision of this Agreement causes the failure of the Closing to be consummated by the End Date, or (B) to the Seller or the Company if any breach by the Company or the Seller of any provision of this Agreement causes the failure of the Closing to be consummated by the End Date.

(e)          by any of Purchaser A, the Company or the Seller, if the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Order of a Governmental Body of competent jurisdiction.

(f)          By Purchaser A, if any of the Court Approval or the Shareholders Approval has not been obtained prior to or on the date that is sixty (60) calendar days after the date of this Agreement.

8.2          Notice of Termination; Effect of Termination.

(a)          A Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Parties, specifying the provision pursuant to which such termination is effective.

(b)          Notwithstanding anything in this Agreement or otherwise to the contrary, if this Agreement is validly terminated prior to Closing in accordance with Section 8.1, except in the event of fraud, the maximum aggregate liability of a Party, its Non-Recourse Parties and their respective successors and assigns for any and all Losses (whether at law, in equity, in contract, in tort or otherwise) in connection with, relating to or arising out of the Transaction Documents (including any breach or nonperformance thereof) or the transactions contemplated hereby and thereby, shall in no event exceed (i) in the case of the Company, the Company Liability Cap, (ii)  in the case of the Seller, the Seller Liability Cap, or (iii) in the case of the Purchasers, the Purchaser Liability Cap (provided that no Purchaser shall be responsible in excess of its Purchaser’s Pro Rata Share of the Purchaser Liability Cap).

(c)          Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither Party would enter into this Agreement.

(d)          Each Party’s right of termination under Section 8.1 is in addition to the specific performance rights as set forth in Section 9.13.

(e)          If this Agreement is validly terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate and there shall be no liability on the part of any Party, except that (i) the provisions of Section 8.2 and Section 9 hereof (to the extent applicable) shall survive the termination of this Agreement, and (ii) subject to and without limiting Section 8.2(b), nothing herein shall relieve or release any Party from any liability to the other Party for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud, in each case, occurring prior to such termination.

(f)          For the avoidance of doubt: (i) neither the Seller or the Company nor any of their Affiliates or Representatives is making any representations or warranties with respect to, and does not guarantee that, and nothing herein shall be construed or interpreted as (or deemed) a representation or warranty with respect to, or a guarantee that, the Court Approval will be obtained or that the Agreement will be approved by the Seller’s or the Company’s bondholders or shareholders and any deemed representations, warranties or other promises or commitments to the contrary are hereby expressly disclaimed; and (ii) without derogating from the obligations of the Seller or the Company hereunder, the occurrence of a Material Adverse Effect in and of itself shall not entitle the Purchasers to any remedy other than not to consummate transactions contemplated hereby; provided that nothing in this clause (ii) shall relieve or release any Party from any breach or noncompliance with any of its obligations under this Agreement.

9.	MISCELLANEOUS

9.1         Expenses; Taxes.  Each Party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereunder, including all court proceedings, fees and expenses of agents, representatives, counsel, and accountants, and applicable value added tax. Except as expressly provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes and mandatory payments imposed by any Governmental Body, and all fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereunder shall be borne by each respective Party to the extent such Party is liable for such taxes, fees and charges, in accordance with applicable Legal Requirement.

9.2         Further Assurances.  Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

9.3         Survival; Limitation on Liability; Indemnification.

(a)          Survival. The representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of four (4) months following the Closing.  Each covenant and agreement of the Parties contained in this Agreement shall survive the Closing in accordance with its terms.  Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing, if written notice with respect thereto has been given by Purchaser A to the Seller or the Company, as applicable, prior to such time.

(b)          Indemnification.  Subject to the limitations set forth in this Section 9.3, from and after the Closing, the Seller shall indemnify the Purchasers and their Affiliates and their respective Representatives, successors and assigns against, and shall defend and hold each of them harmless from, any and all liabilities, losses, damages, fines, penalties, deficiencies, taxes, judgments, interest, awards, and other costs and expenses of whatever kind, including reasonable attorneys’ and accountants’ fees (“Losses”), to the extent arising out of, relating to or resulting from (i) a breach by the Seller of its representations or warranties set forth in this Agreement or in the certificate delivered thereby pursuant to Section 7.2(a)(iii), or (ii) any breach by the Seller of any covenant or agreement contained in this Agreement required to be performed before, at or after the Closing.

(c)          Limitation on Liability. Except in the case of fraud, (i) the Seller’s maximum aggregate liability for any and all Losses in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby shall in no event exceed the Seller Liability Cap, (ii) the Company’s maximum aggregate liability for any Losses in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby shall in no event exceed the Company Liability Cap, and (iii) each Purchaser’s maximum aggregate liability for any Losses in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby shall in no event exceed such Purchaser’s Pro Rata Share of the Purchaser Liability Cap.

(d)          No Consequential Damages. In no event, whether before of following Closing, shall any of the Parties be responsible for any indirect or punitive damages of the other Parties, including consequential or special damages of any nature whatsoever, the loss of any profits, revenues, opportunities or goodwill, even if the other Party has been advised of the possibility of such damages, except to the extent such damages arise out of fraud.  It is clarified, without limiting from anything contained herein or any other rights under applicable Legal Requirements, that payment by a Party to any third party (other than, with respect to the Purchasers only, the Sponsors or any investor therein) pursuant to a judgement of a competent court, shall be considered indirect damages.

(e)          It is clarified that any Restricted Matters taken by Bezeq or any subsidiary thereof (without any breach of any of Seller’s or the Company’s obligations hereunder), shall not, in and of itself, constitute a breach of the Seller’s or the Company’s representations and warranties hereunder, without limiting, modifying or otherwise affecting Purchaser’s rights under Section 6.2 (including Section 6.2(c)).

9.4         Investigations.  The representations, warranties, covenants and agreements of the Parties (and the conditions relating thereto) shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of any Party or its Affiliates (or their respective Representatives), or by reason of the fact that a Party or any of its Representatives knew or should have known of any facts or matters, including that any such representation and warranty is or might be inaccurate or untrue, whether prior to the date hereof or the Closing, and including if notwithstanding such knowledge a Party entered into this Agreement or proceeds to Closing.  Each of the Parties hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of any of the other Parties or any of its Affiliates (or their respective Representatives), and regardless of the results of any such investigation, such other Parties have entered into this Agreement (and will effect the Closing) in express reliance upon the  representations, warranties covenants and agreements of each Party made herein and the conditions and indemnification obligations relating thereto.

9.5        Assignments, Successors.  No Party may assign any of its rights under this Agreement without the prior consent of the other Parties; provided, however, that each Purchaser may assign its rights and obligations hereunder (in whole or in part) to any Affiliate of such Purchaser without the consent of the Seller or the Company, except that such transfer or assignment will not relieve the assigning Purchaser of any of its obligations hereunder, except to the extent such assignment would have a material and adverse effect on the ability of such Purchaser to obtain the Control Permit in a timely manner.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

9.6        No Third-Party Beneficiaries.  This Agreement, specifically excluding express provisions contained in the Commitment Letters, shall not, and is not intended to, confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

9.7        Notices.  All notices, consents, waivers and deliveries under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (against receipt), (ii) sent by fax or email (with confirmation of receipt) (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (iv) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may hereafter designate by similar notice in accordance with this Section 9.7):

If to the Seller, to:	Internet Gold – Golden Lines Ltd. 2 Dov Friedman St., Ramat Gan, Israel Attention: Doron Turgeman, CEO Email: Doron@igld.com
with a copy (which shall not constitute notice) to:	GKH Law Firm One Azrieli Center Tel Aviv 6701101 Israel Attention: Dr. Eyal Diskin, Adv. And Yoav Friedman, Adv. Fax No.: +972-3-6914177 Email: yoavf@gkh-law.com; eyald@gkh-law.com;
If to the Company, to:	B Communication Ltd. 2 Dov Friedman St., Ramat Gan, Israel Attention: Ami Barlev, CEO E-mail: Amib@eurocum.co.il
with a copy (which shall not constitute notice) to:	Gissin & Co Adv. 38B Habarzel St. Tel Aviv Guy Gissin and Yael Hershkovitz Guy@gissinlaw.co.il Yael@gissinlaw.co.il
If to Purchaser A, to:	c/o Searchlight Capital Partners 745 Fifth Avenue, 27th Floor New York, NY 10151 Attention: Darren Glatt; Nadir Nurmohamed Email: dglatt@searchlightcap.com; nnurmohamed@searchlightcap.com

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4834 Attention: David A. Kurzweil; Eyal N. Orgad Email: david.kurzweil@lw.com; eyal.orgad@lw.com with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel
Attention: Cliff Felig, Advocate
Telephone No.:          +972-3-6103100
Facsimile No.:           +972-3-6103111
E-mail: cfelig@meitar.com

with a copy (which shall not constitute notice) to:	Shibolet & Co. 4 Berkowitz St., Tel Aviv 6423806, Israel Attention: Adi Zaltzman Telephone No.: +972-3-7778384 E-mail: A.Zaltzman@shibolet.com
If to Purchaser B, to:	[ An entity wholly-owned by the Fuhrer Family] [address] Attention: [-] Fax No.: [-] Email: [-]
with a copy (which shall not constitute notice) to:	Herzog Fox & Neeman Asia House, 4 Weizmann St., Tel Aviv 6423904, Israel Attention: Niv Sivan Telephone No.: +972-3-6927442 E-mail: sivann@hfn.co.il

Adv. Cliff Felig, of Meitar Liquornik Geva Leshem Tal (16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel) is hereby appointed and authorized, such appointment shall not be terminated until such other Person in the State of Israel is appointed by Purchaser A, by Purchaser A to receive any and all judicial documents from the Seller or the Company pursuant to regulation 478 of the Israeli Civil Procedure Regulations 5744-1984, and any such judicial documents served to Adv. Cliff Felig, of Meitar Liquornik Geva Leshem Tal shall be considered duly served to Purchaser A for all purposes.

9.8          Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to its conflict of laws principles.

9.9         Jurisdiction.  Any Proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in Tel Aviv-Jaffa, Israel and, by execution and delivery of this Agreement, each Party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or Proceeding brought in such a court or that such court is an inconvenient forum.

9.10          Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of all Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the waiving Party(ies).

9.11          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any of the Parties upon any breach or default by the other Party or Parties under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein in any similar breach or default thereafter occurring.

9.12         Entire Agreement.  This Agreement (together with the other Transaction Documents) supersedes all prior agreements among the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter, except for the Non-Disclosure Agreement, dated as of October 21, 2018, by and between the Seller and Searchlight Capital Partners L.P.  The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as a part hereof as if set forth herein in full.

9.13         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the validity, legality and enforceability of the remainder of this Agreement and the remaining provisions shall not in any way be affected or impaired thereby (unless the exclusion of such provision materially undermines the purpose and intent of the Parties, in which case this Agreement shall be null and void); provided, however, that in such event, this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable Legal Requirements, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.14          Enforcement.  Each Party agrees that the other Parties shall have the right to enforce its rights and the obligations hereunder by an action or actions for specific performance, injunctive or other equitable relief.

9.15          Headings; Construction.

(a)          The captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation.  Except where otherwise expressly provided: (i) all references to “Sections”, “Exhibits” or “Schedules” refer to the corresponding Sections, Exhibits or Schedules of or to this Agreement; (ii)  all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (iii) the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed followed by the phrase “without limitation” whether or not so specified; (iv) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (vi) references to “NIS” and “New Israeli Shekels” are to the currency of the State of Israel; (vii) the term “or” is not exclusive and has the meaning represented by the phrase “and/or” whether or not specified; (viii) the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if”; (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (x) any reference in this agreement to “a day” or “days” shall mean calendar days, unless otherwise expressly specified; and (xi) all references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(b)          The Parties have participated jointly in the drafting of this Agreement and the other Transaction Documents, and each party was represented by counsel in the negotiation and execution of the Transaction Documents.  The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent.  In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Transaction Documents, and no rule of strict construction will be applied against any Party.

9.16        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

9.17        Several and not Joint Liability. For the removal of doubt, each Purchaser hereby acknowledges and agrees that any and all of the representations, warranties and covenants of the Seller or the Company are made severally and not jointly, and, without limiting any express representations made by a Party in this Agreement, in no event shall any of the Company or the Seller be responsible or liable in any way for any breach of the representations, warranties and covenants of the other Party.

9.18        Non-Parties.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to, and to the extent of, the specific obligations set forth herein with respect to such party.  Without limiting the generality of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document or the Commitment Letters, and notwithstanding the fact that a Purchaser may be limited liability company, by entering into this Agreement, each of Parties acknowledges and agrees that:  (a) no Person other than a Purchaser, the Company and the Seller shall have any obligations or liabilities under or in connection with this Agreement, and (b) no liability shall attach to, and no recourse shall be had by a Purchaser, the Company or the Seller, or any of their respective Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Non-Recourse Party (as defined below) in any way under or in connection with this Agreement, the other Transaction Documents, the Commitment Letters or any other agreement or instrument delivered in connection with this Agreement or the Commitment Letters, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), including in the event a Purchaser breaches its obligations under this Agreement (whether willfully, intentionally, unintentionally or otherwise); except that: (i) the Seller or the Company may assert claims solely against the Purchasers, to cause the Purchasers to seek specific performance of each Sponsor’s obligations under the Commitment Letters (in accordance with its terms and subject to its conditions), (ii) the Seller or the Company may assert claims solely against the Sponsors, under and subject to the terms and conditions of the Commitment Letters, and (iii) each of the Seller, the Company and the Purchasers may assert claims solely against the other Party, solely under, in accordance with and subject to the terms and conditions of this Agreement and the other Transaction Documents.  As used herein, “Non-Recourse Parties” means, collectively, (1) each Party’s direct or indirect former, current or future equity holders, stockholders, members, officers, directors, employees, investment professionals, managers, management companies, general or limited partners, co-investors, controlling persons, advisors, agents, representatives, affiliates, creditors (including their trustees, representatives, advisors and attorneys), assignees or successors, (2) any and all direct or indirect former, current or future equity holders, stockholders, members, officers, directors, employees, investment professionals, managers, management companies, general or limited partners, co-investors, controlling persons, advisors, agents, representatives, affiliates, assignees or successors of any of the foregoing, (3) to the extent not already included in clauses (1) or (2) of this definition of Non-Recourse Parties, Searchlight Capital Partners, L.P., a Delaware limited partnership and any of its affiliates or any direct or indirect former, current or future equity holders, stockholders, members, officers, directors, employees, investment professionals, managers, management companies, general or limited partners, co-investors, controlling persons, advisors, agents, representatives, affiliates, assignees or successors of any of the foregoing, (4) to the extent not already included in clauses (1), (2) or (3) of this definition of Non-Recourse Parties, Local Sponsor and any of its affiliates or any direct or indirect former, current or future equity holders, stockholders, members, officers, directors, employees, investment professionals, managers, management companies, general or limited partners, co-investors, controlling persons, advisors, agents, representatives, affiliates, assignees or successors of any of the foregoing, (5) any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and (6) any financial institution or other Person (other than the Sponsors pursuant to the foregoing clause (i)) which provided, provides or is committed to or will provide financing in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Internet Gold – Golden Lines Ltd.

By

Name:

Title:

B Communications Ltd.

By

Name:

Title:

Searchlight II BZQ, L.P.

By: Searchlight II BZQ GP, Ltd., its general partner

By:

Name: Darren Glatt

Title: Authorized Person

T.N.R. Investments Ltd.

By

Name:

Title: